Exhibit 4.21

Revolving Credit Facility Agreement

(8.15 billion yen)

Borrower	Yoshitsu Co., Ltd.

Guarantor	Mei Kanayama

Arranger	MUFG Bank, Ltd.
Mizuho Bank, Ltd.

Agent	MUFG Bank, Ltd.

Lenders	Financial institutions listed in
the Lenders column of Appendix 1
attached to this agreement

September 27, 2022

Particular Table 2 (Anti-social Forces and Anti-social Behavior)	omitted
Separate sheet 1 (Loan Application Form)	omitted
Separate sheet 2 (Confirmation)	omitted
Separate sheet 3 (Report on compliance with the terms and conditions of the guarantee and third-party recovery)	omitted
Separate sheet 4 (Report on Borrowing Funds)	omitted

Revolving Credit Facility Agreement dated September 27, 2022 for Yoshitsu Co.,Ltd

Yoshitsu Co.,Ltd (hereinafter referred to as the “Borrower”); the financial institutions described in the Particular Table 1 (hereinafter respectively referred to as a “Lender”, and collectively referred to as “All Lenders”); and MUFG Bank (hereinafter referred to as the “Agent”), as of the date of 27 September 2022, enter into this Revolving Credit Facility Agreement (hereinafter referred to as this “Agreement”).

1. DEFINITIONS

In this Agreement, the following terms shall have the meaning set forth below, unless it is apparent that such terms mean otherwise in the context hereof.

1.1 “Business Day” means any day other than those that are bank holidays in Japan.

1.2 “Agent Services” means the services set forth in the provisions of this Agreement whereby the Agent was entrusted by All Lenders to perform for the benefit of All Lenders.

1.3 “Agent’s Account” means the checking deposit account (Account No. 0041097, Account Holder: MUFG Bank Syndicate Loan) held by the Agent at MUFG Bank Tokyo Main Office.

1.4 “Agent Fee” means the fees that the Borrower shall pay to the Agent as separately agreed upon between the Borrower and the Agent.

1.5 “Parent company, subsidiaries and affiliates” means that the Definition in Article 8 of the Regulations Concerning Terms, Forms and Preparation Methods of Financial Statements, etc.

1.6 “Loan Term” means the period commencing on the Drawdown Date (inclusive) and ending on the Maturity Date (inclusive).

1.7 “Loan Obligation” means the obligation of a lender to lend money to a borrower as provided in Article 2.1.

1.8 “Commitment Amount” means the amount set forth in Schedule 1 attached hereto for each Lender (or, if modified in accordance with the provisions of Article 2.5, such modified amount).

1.9 “Loan Receivables” means the loan claim in relation to each Individual Loan.

1.10 “Not Loanable Term” means the period from the date of receipt of the notice under Paragraph 1 of Article 8 (including the same date) to the date of receipt of the notice under Paragraph 2 of Article 8 (including the same date)

1.11 “Not Loanable Cases” means (i) The outbreak of a natural disaster, war, or terrorist attack, (ii) the interruption or failure of electricity, telecommunications, or various settlement systems, (iii) events occurring in the Tokyo interbank market that make it impossible to conduct yen fund lending transactions, or (iv) other events beyond the control of the lender, for which the majority lender (or the agent if the majority lender has difficulty in reaching its decision) determines that the loan cannot be executed as a result.

1.12 “Credit Limit on a Loan” means (l) if such date falls on a non-business day, on or before the 15th day of the month (or, if such 15th day falls on a non-business day, on the business day immediately following such date), or, if such date falls on the 22nd day of the month in which such date falls, on or before the last day of such month, on or before the 15th day of such month (or, if such 15th day falls on a non-business day, on the business day immediately following such day), based on a document in the form of Exhibit 4 attached to this Agreement submitted by the Borrower to all Lenders and the Agent under Section 21.1(l) (a) The amount to be calculated in accordance with the following formula. However, if the desired date of execution is any day from the Commencement Date of the Commitment to October 21, 2022, the amount shall mean 11,738,754,765 yen.

Formula: Maximum borrowing amount = (④ + ⑤ + ⑥ - ⑦) - ②
④ = Amount of cash and deposits
⑤ = Total amount of accounts receivable
⑥ ＝ Total Inventories
⑦ ＝ Total amount of accounts payable
② ＝ Total principal balance of borrowings not based on this agreement that are used for working capital

1.13 “Loan　Application Form” means the application form in the form attached hereto as Exhibit 1, submitted by the Borrower to the Agent in accordance with Article IV, Section 1, if the Borrower desires to borrow under this Agreement.

1.14 “Refinance of Old Loan” means an individual loans that have already been executed with a repayment date on the desired date for the new refinancing loan.

1.15 “Refinancing” means an individual loan whose desired drawdown date is the repayment date of the Loan that has already been drawn down.

1.16 “Standard Loan Period” A period of time that is entered on the loan application form to be used as an index for setting the base interest rate.

1.17 “Base Rate” means the interest rate corresponding to the base loan period of the Japanese Yen TIBOR (Telerate17097 page or its successor page) published by the JBA TIBOR Management Institution as of 11:00 a.m. two business days prior to the desired drawdown date or as close to 11:00 a.m. as possible. However, if the standard loan period is longer than one week but less than one month, the interest rate shall be the higher of one week or one month, or if the standard loan period is longer than one month but less than three months, the interest rate shall be the higher of one month or three months, or if the standard loan period is less than one week, the interest rate shall be the rate for one week.　 In the case where such standard loan period is one week, one month or three months, and such interest rate is not announced for some reason, the interest rate (expressed as an annual percentage rate) reasonably determined by the Agent as the Offered Rate for Yen funds lending transactions in the Tokyo interbank market for the period corresponding to such standard loan period at 11:00 a.m. two business days prior to the desired drawdown date or at the latest time preceding such date. The interest rate (expressed as an annual percentage rate) reasonably determined by the Agent as the offered rate. (2) “Base Loan Period” means a period of one week. If the reference loan period is more than one week but less than one month, more than one month but less than three months, or less than one week, and the interest rate is not announced for some reason, it means the interest rate reasonably determined by the agent. However, if the interest rate determined above is less than 0% per annum, it shall mean 0% per annum.

1.18 “Permitted Security Interest” means (i) revolving security interests that have already been established over the assets of the Borrower or the Guarantor at the time of execution of this Agreement and that include as secured claims the loan claims or the claims for performance of guarantee obligations under this Agreement, (ii) security interests established by the Borrower or the Guarantor pursuant to Article 21.1.2 (including but not limited to those approved in advance by all Lenders and the Agent), and security interests created by the Borrower or the Guarantor that are secured by or include a loan claim or a claim for performance of a guaranteed obligation under the Agreement, and (iii) security interests based on statutory provisions such as liens and rights of retention.

1.19 “Financial Statements, etc.” means the following items (i) through (iv) below.

(i) Financial statements for each business year stipulated in Article 435, Paragraph 2 of the Companies Act (meaning the balance sheet and profit and loss statement stipulated in the same paragraph, and the statement of changes in net assets and notes to non-consolidated financial statements stipulated in Article 59, Paragraph 1 of the Corporate Accounting Rules) and business report (ii) Extraordinary financial statements as defined in Article 441, Paragraph 1 of the Companies Act that have actually been prepared (meaning the balance sheet as of the extraordinary settlement date as defined in the same paragraph and the statement of income for the period from the first day of the fiscal year that includes the said extraordinary settlement date to the extraordinary settlement date). (iii) Consolidated financial statements (meaning consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets and notes to consolidated financial statements as defined in Article 61 of the Corporate Calculation Regulations) for each fiscal year as defined in Article 444, Paragraph 3 of the Companies Act. The same shall apply hereinafter in this item (iii)) for each fiscal year. In the case where the preparation of the consolidated financial statements (meaning the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements provided for in Article 61 of the Ordinance on Company Accounting) is mandatory, the consolidated financial statements for each business year provided for in Article 444, Paragraph 1 of the Companies Act (iv) Consolidated and non-consolidated balance sheets, statements of income, statements of changes in net assets and notes thereto actually prepared.

1.20 “Taxes and Public Charges” means all public taxes or public charges including income taxes, corporate taxes and other taxes, which are applicable in Japan.

1.21 “Individual Loan” means a loan made by a Lender respectively pursuant to the same Drawdown Application.

1.22 “Individual Loan Money” means the money lent (or to be lent) by a Lender to the Borrower as an Individual Loan, and the “Individual Loan Amount” means the amount of the Individual Loan Money (the amount calculated by multiplying the aggregate amount of Loan in relation to the relevant Drawdown Application by the Commitment Ratio of that Lender).

1.23 “Outstanding Individual Loan Money” means the principal, the interest, default interest, Break Funding Costs and any other payment obligation that the Borrower owes pursuant to this Agreement with respect to Individual Loan, and the “Outstanding Individual Loan Amount” means the amount of such Outstanding Individual Loan Money.

1.24 “Commitment Commencement Date” 30 September 2022

1.25 “Commitment Period” means the period from the Commencement Date (including the Commencement Date) to the date on which all lenders’ loan obligations terminate (including the same date).

1.26 “Commitment Deadline” 29 September 2023 (or the preceding business day if such date falls on a non-business day).

1.27 “Commitment Fee” means a fee paid by the borrower to the lender as consideration for the loan obligation.

1.28 “Commitment Fee Calculation Period” means the period from the Commencement Date of Commitment (including the same date) to March 31, 2023 (including the same date) and the period from April 1, 2023 (inclusive) to the Commitment Period (inclusive). However, if, for any reason whatsoever, the loan obligation with respect to any lender terminates on a date prior to the Commitment Period, the Commitment Fee Calculation Period with respect to such lender shall terminate on such date (including the same date). ), and no Commitment Fee Calculation Period shall exist after such Commitment Fee Calculation Period.

1.29 “Commitment Fee Rate” 03% per annum

1.30 “Percentage of Participation” means the ratio of the maximum amount of loans per lender to the total maximum amount of loans.

1.31 “Preferred Execution Date” means the date on which the Loan is executed.

1.32 “Execution Date” means the total of the Commitment Amounts of All Lenders.

1.33 “Repayment Date” means 10:30 a.m. of the Repayment Date in the case where the Repayment Date is specified in the Agreement.

1.34 “Syndicate Account” means a savings account (account number: 0019752, account name: Yoshitsu Co., Ltd. held by the Borrower at the Kameido Branch of MUFG Bank or an account opened by the Borrower and accepted by the Agent at the head office or any branch of MUFG Bank

1.35 “Spread” 0.7% per annum

1.36 “Liquidation Fees” means, (i) in the case where the principal of an individual loan has been repaid or set off prior to the repayment date (including the case where the guaranteed obligation of a guarantor with respect to the principal of said individual loan has been repaid or set off), or (ii) In the case where the principal of an individual loan has been repaid or set off after the repayment date. The same shall apply hereinafter in this item.), (iii) In the case where the Individual Loan is not executed because all or part of the conditions in Article 5 are not satisfied, or (iv) in the case where the Borrower loses the benefit of term of the Individual Loan and the re-deployment interest rate is lower than the Applicable Interest Rate, the amount calculated by multiplying the principal amount subject to liquidation payment by the difference between the re-deployment interest rate and the Applicable Interest Rate and the actual number of days remaining in the remaining period. However, such amount shall be an amount that does not violate any laws or regulations. The “Commencement Date of Liquidation Payment Calculation” means, with respect to this item (i), the date of such repayment or offsetting, and with respect to this item (ii) and (iii), the desired date of execution with respect to such Individual Loan, and with respect to this item (iii), the date of such individual loan. The “principal amount subject to liquidation proceeds” means, with respect to this item (i), the principal amount on which the repayment or setoff was made, with respect to this item (ii) and (iii), the amount of the individual loans made with respect to such individual loans, and with respect to this item (iv), the principal amount of such individual loans on the date when the borrower forfeited the benefit of time, as reasonably determined by the lender. Remaining period” means the period from the commencement date of the liquidation payment calculation (including the same date) to the repayment date (including the same date). “Residual Period” means the period from the commencement date (including the same date) to the repayment date (including the same date). “Re-operation interest rate” means the interest rate reasonably determined by the lender based on the assumption that the principal amount subject to the liquidation proceeds is re-operated in the Tokyo interbank market over the remaining period.

The “re-deployment interest rate” means the interest rate reasonably determined by the lender based on the assumption that the principal amount subject to liquidation proceeds is re-deployed in the Tokyo interbank market over the remaining period. The method of calculation of such liquidation proceeds shall be one end of a post-drop and a daily prorated calculation based on a 365-day year, with division made at the end and rounded down to the nearest yen.

1.37 “Total Loan Amount” means the sum of the maximum loan amounts of all lenders.

1.38 “Total Loan Balance” means the aggregate principal amount of all individual loan accruals of all lenders.

1.39 “Incremental Cost” means, in the event that a lender’s loan costs hereunder increase due to (i) the enactment, repeal, or amendment of any law or regulation, or any change in the interpretation or operation thereof, (ii) the establishment of reserves or any increase thereof, or (iii) any change in accounting regulations or operation thereof (excluding, however, any increase resulting from a change in the tax rate on such lender’s taxable income)

1.40 “Lender who has Incremental Expenses” means a lender that incurred incremental expenses.

1.41 “Damages, etc.” means the damages, losses and expenses, etc. (including attorney’s fees and costs).

1.42 “Multiple Lender” means the total of the following is 66.7% or more of the total of the following. (However, during the period after all lenders’ loan obligations have been extinguished and all obligations under the Loan Agreement with respect to the Loan have not been repaid, the ratio shall be the ratio of the total principal amount of outstanding individual loans for each lender to the total balance of outstanding loans as of the date of the Rally of Intent). However, in the case of a declaration of intent to determine whether or not to give a notice of forfeiture of the benefit of time pursuant to Article 22, Paragraph 2, it means a single or multiple lenders for whom the aggregate ratio of the principal amount outstanding of the individual loans for each lender to the total outstanding loans as of the base date for declaration of intent is 66.7% or more. The “cutoff time” is the time when the agent receives the notice stipulated in Article 27.1.1 if the lender determines that an event requiring instructions by the majority lender has occurred, or the time when the agent issues the notice stipulated in Article 27.2 if the agent determines that the agent itself requires a decision by the majority lender.

1.43 “Advance Payment Cost” means, in the event that the Agent makes an advance payment, the amount of the advance payment multiplied by the Procured Interest Rate and the actual number of days of the Advance Period. The “Advance Period” means the period from the date on which the Agent makes the Advance Payment to the date on which the Agent receives the amount of such Advance Payment from the Lender or the Borrower or the Guarantor, and the “Interest Rate” means the interest rate reasonably determined by the Agent as the rate at which the amount of the Advance Payment is financed over the Advance Period. The method of calculation of such replacement cost shall be one end by debit and one day per year on the basis of 365 days per year, with division made at the end and rounded down to the nearest one yen.

1.44 “Advance Payment” means, with respect to the repayment by the Borrower or the Guarantor on the Repayment Date, the Agent shall pay to the Lenders an amount equivalent to the amount to be distributed to the Lenders pursuant to Article 19, Paragraphs 1 through 5 before the repayment by the Borrower or the Guarantor is completed. The Borrower, the Guarantor or the Lender shall not object to the Agent’s making the Advance Payment.

1.45 “Eligible Assignee” means lenders as of the date of this Agreement, persons engaged in the banking business with a license under the Japanese Banking Act or Long-Term Credit Bank Act, or persons engaged in the life insurance business or non-life insurance business with a life insurance business license or non-life insurance business license under the Japanese Insurance Business Act, Shinkin banks, Shinkin Central Bank, labor banks, federations of labor banks, federations of credit agricultural cooperatives in each prefecture, Norinchukin Bank, credit cooperatives, National Federation of Credit Cooperatives, National Mutual Insurance Federation of Agricultural Cooperatives or Shoko Chukin Bank, trust companies as defined in the Trust Business Law and leasing companies registered under Article 3-1 of the Money Lending Business Law.

1.46 “Applicable Rate” means the interest rate that is the base rate plus a spread.

1.47 “Antisocial Behavior” means the acts defined in Paragraph 2 of Schedule 2 attached to this Agreement.

1.48 “Antisocial Forces e” means a person as defined in Paragraph 1 of Schedule 2 attached to this Agreement.

1.49 “Due Date” means, with respect to the principal and interest on the Loan, the Maturity Date; with respect to the Commitment Fee, the date specified in Article 14.1; and with respect to other money, the date specified as the date on which payment is to be made in accordance with this Agreement.

1.50 “Reports, etc.” means annual securities reports, semi-annual reports, quarterly reports, extraordinary reports, and correction reports.

1.51 “Laws and Regulations, etc.” means treaties, laws, ordinances, cabinet orders, ministerial ordinances, regulations, public notices, judgments, decisions, arbitral awards, notifications, and policies of relevant authorities.

1.52 “Loans” means the total number of individual loans executed based on the same loan application.

1.53 “Revolving Credit Guarantee” means the meaning defined in Article 17, Section 1.

1.54 “Principal Determination Date” means the meaning defined in Article 17, Section

1.55 “Maturity Date” means the date specified in Article 4, Paragraph 3.

1.56 “Unused Maximum Loan Amount” means the amount of the maximum loan amount less the total principal amount of the individual loan accruals.

1.57 “Assignee” means a person to whom a loan claim is assigned pursuant to Article 30, Paragraph 1.

1.58 “Assignor” means a person who assigns a loan claim in accordance with Article 30, Paragraph 1.

2. RIGHTS AND OBLIGATIONS OF LENDERS

(1) The Lenders shall owe the Lending Obligations.

(2) Unless otherwise provided for in this Agreement, the obligations of each Lender under this Agreement shall be independent, and a Lender shall not be released from its obligations under this Agreement for the reason that any of the other Lenders fails to perform such obligations. A Lender shall not be responsible for any failure of other Lenders to perform their obligations under this Agreement.

(3) If a Lender, in breach of its Lending Obligation, fails to make an Individual Loan on the Desired Drawdown Date, such Lender shall, upon request by the Borrower, immediately compensate the Borrower for all damages, losses and expenses incurred by the Borrower as a result of such breach; provided, however, that the maximum amount of such compensation to the Borrower for the damages, losses and expenses incurred shall be the difference between (i) the interest and other expenses that is required or would be required to be paid if the Borrower separately makes a drawdown as a result of the Individual Loan’s failure to be made on the Desired Drawdown Date, and (ii) the interest and other expenses that would have been required to be paid if the Individual Loan were made on the Desired Drawdown Date.

(4) Unless otherwise provided for in this Agreement, each Lender may exercise its rights under this Agreement separately and independently.

(5) During the Commitment Period, the Borrower may terminate the loan obligation in whole or reduce a part of the Total Maximum Amount by giving at least 10 business days’ prior notice to the Agent. In the event that the total credit limit is partially reduced, the amount of such reduction shall be an integral multiple of 100 million yen, but not less than 100 million yen.　 In the event that any portion of the Total Loan Limit is reduced, the Lender’s Loan Limit shall be reduced pro rata in proportion to such Lender’s percentage participation at such time, respectively. Upon receipt of such notice from the Borrower, the Agent shall notify the Lender thereof without delay. Such notice shall be irrevocable by the Borrower, and any termination of the Loan Obligation in its entirety or reduction of any portion of the Total Loan Amount shall be effective as of the date of such desired termination or reduction as indicated in such notice. However, even if, as a result of the termination of the loan obligation or partial reduction of the total maximum amount of loans pursuant to the provisions of this paragraph, the amount equivalent to the principal amount of the individual unpaid loan amount of the lender exceeds the maximum amount of loans of such lender, the borrower shall repay the amount equivalent to the principal amount of such individual unpaid loan amount on the maturity date thereof.

3. USE OF PROCEEDS

The Borrower will use the funds procured through the Loan for working capital (including refinancing of the Borrower’s borrowings under the Revolving Credit Facility Agreement dated September 27, 2021 with MUFG Bank, Ltd. as Agent).The funds shall be used solely as Neither the Lenders nor the Agent shall have any obligation to supervise or review the actual use of the proceeds of the Loan.

4. APPLICATION FOR THE LOAN

(1) If the Borrower wishes to make the Loan, it shall indicate its intention to apply for the Loan to all Lenders by submitting a Borrowing Application Form to the Agent no later than noon three business days prior to the desired drawdown date. The loan application shall be submitted by sending the loan application form by facsimile and confirming the Agent’s receipt thereof by telephone.

(2) The amount of the Loan to be stated in the Loan Application shall be 10 million yen or more, in increments of 1 million yen or the total amount of unused credit lines of all lenders, and the total amount of the principal amount of the Individual Loans Payable expected after the execution of such Loan shall not exceed the maximum borrowing amount for such Loan. For all lenders, the amount of the individual loans calculated from the amount of the relevant Loan shall be the amount of the Lender’s unused credit limit as of the desired drawdown date stated in the Loan Application (provided, however, that the amount of the individual loans to be repaid by the desired drawdown date (including such date) shall not exceed the maximum borrowing amount for the relevant Loan).

(3) The standard loan period to be indicated on the loan application form shall be a period of one week, one month, three months, or more than one week but less than one month, as specified by the borrower (in this case, the standard loan period on the loan application form shall indicate “more than one week but less than one month”). (In this case, the standard loan period on the loan application form shall state “more than 1 week but less than 1 month”) or “more than 1 month but less than 3 months” (in this case, the standard loan period on the loan application form shall state “more than 1 month but less than 3 months”). In the case where the Standard Loan Period is one week, the maturity date shall be the day of the week following the week in which the requested drawdown date falls on the same day of the week as the requested drawdown date (however, if such day falls on a non-business day, it shall be the next business day regardless of whether or not the month is crossed). In the case of a standard loan period of either one month or three months, the maturity date shall be the anniversary of the desired date in the calendar month that follows the number of months of the standard loan period from the month in which the desired date falls, and if such anniversary falls on a day that is not a business day, the following business day, but if the following business day carries over into the next month, the business day immediately preceding it. If the next business day falls on a non-business day, it shall be the business day immediately preceding the business day. However, when the standard loan period is either one month or three months, and the requested drawdown date is the last business day of the month, the maturity date shall be the anniversary date of the last calendar month of the standard loan period (if such anniversary date falls on a non-business day, the next business day shall be the maturity date, but if the next business day is to be carried over to the following month, the business day immediately preceding it shall be the maturity date). (If the next business day falls on a non-business day, the maturity date shall be the business day immediately preceding the business day.)　 However, the Borrower may not request the execution of the Loan where such maturity date falls on a non-business day. The Borrower may not specify a standard loan period whose maturity date exceeds the Commitment Period. However, only in the case where the maturity date in the case of selecting a Standard Loan Period of one week exceeds the Commitment Period, the Borrower may request the Loan with the Commitment Period as the maturity date and the Standard Loan Period as a period of less than one week (in such case, the Standard Loan Period in the loan application form shall state less than one week).

(4) The number of Loans to be made on the same requested date is limited to one.

(5) The declaration of intent to apply for this Loan pursuant to Paragraph 1 of this Article shall become effective in relation to all Lenders upon receipt of the Borrowing Application by the Agent in accordance with the provisions of Paragraph 1 of this Article. After the receipt of the Borrowing Application by the Agent, the Borrower may not cancel, terminate, or modify the Loan Application or the Loan Agreement pertaining to such application under Paragraph 1 of this Article, regardless of the reason, in relation to any Lender, except as permitted by laws and regulations. Upon receipt of a Loan Application from a Borrower, the Agent shall notify the Borrower of the fact that the Borrower has applied for the Loan and the details thereof by sending a copy of the Loan Application to all Lenders at least three business days prior to the desired drawdown date.

(6) If the loan application received in accordance with the procedures in this Article pertains to an application for a new refinancing loan, the Agent shall promptly perform the differential calculation provided for in the proviso of Article 6.1 and shall notify all lenders of the result of such calculation when it sends a copy of the loan application to all lenders in accordance with the preceding paragraph.

5. PREREQUISITE FOR ASSUMPTION OF LOAN OBLIGATION

Each lender shall, during the Commitment Period, assume the loan obligations provided that all of the conditions set forth in the following items are satisfied as of the desired drawdown date (regardless of whether or not notice is given pursuant to Article 7.1) (1) The lender shall assume the obligation to provide the loan. The determination of the satisfaction of such conditions shall be made by each lender, and neither the other lenders nor the Agent shall be liable for the determination of such lender or for the failure to execute individual loans.

(i) That the application for this loan meets the requirements of Paragraphs 1 through 4 of the preceding article.

(ii) That the loan obligation of all lenders has not been exempted pursuant to Article 8, Paragraph 3

(iii) All of the items of Article 20, Paragraph 1 and Paragraph 2 are true and accurate.

(iv) Neither the Borrower nor the Guarantor is in breach of any provision of this Agreement and such breach is not likely to occur on or after the said desired date of execution.

(v) The loan obligations of such lender have not been terminated in accordance with the provisions of this Agreement (including, but not limited to, Article 32).

(vi) All or part of the loan agreement pertaining to the loan has not been terminated in accordance with the first sentence of Article 587-2, Paragraph 2 of the Civil Code.

(vii) The Borrower submits to Agent all of the following documents on the date of execution of this Agreement, the contents of which are satisfactory to all Lenders and Agent

(a) A certificate of seal impression of the representative of the Borrower who will affix his/her name and seal to this Agreement (issued within three months prior to the date of execution of this Agreement)

(b) A certified copy of the commercial register or a certificate of all current or historical matters of the Borrower (issued within 3 months prior to the date of execution of this Agreement)

(c) A certified copy of the original Articles of Incorporation of the Borrower

(d) Notification of the Borrower’s seal or signature in the form prescribed by the Agent

(e) Acknowledgement in the form attached hereto as Exhibit 2 (certifying that the Borrower has completed all procedures required for the execution of this Agreement and the borrowing hereunder in accordance with laws and regulations and the internal rules and regulations of the Borrower, certified by an authorized officer or employee).

(viii) The Guarantor has submitted to the Agent all of the following documents on the date of execution of this Agreement, all of which are satisfactory to the Lenders and the Agent

(a) A certificate of seal impression of the Guarantor whose name and signature appear on this Agreement (but issued within three months prior to the date of execution of this Agreement)

(b) Notification of the seal or signature of the guarantor in the form prescribed by the Agent

(c) A copy of the document confirming the identity of the guarantor

(d) A certified copy of an original document that confirms that the Guarantor is one of the persons specified in each item of Article 465-9 of the Civil Code (unless otherwise acknowledged by all Lenders and the Agent as being confirmed by documents already submitted pursuant to any other provision of this Agreement).

6. CONDITIONS PRECEDENT FOR LENDING OBLIGATIONS

(1) If the Lender receives an application for the Loan in accordance with Article 4 and does not give notice in accordance with Article 7.1, and if all the conditions specified in the items of the preceding article are satisfied on the desired drawdown date, the Lender shall deposit the amount of the Individual Loan into the Syndicate Account on the desired drawdown date (provided, however, that the Lender shall complete the procedures for remitting funds to the Syndicate Account for such deposit by 11:00 a.m. on such desired drawdown date).

(i) If the amount of the Individual Loan for the New Loan for Refinancing exceeds the amount equivalent to the principal amount of the outstanding Individual Loan for the Old Loan for Refinancing If the Lender receives an application for the Loan in accordance with Article 4 and does not give notice in accordance with Article 7.1, and if all of the conditions set forth in the items of the preceding article are satisfied as of the desired drawdown date, the Lender shall deposit the full amount of the difference between the Individual Loan Amount for the New Loan for Refinancing and the amount equivalent to the principal amount outstanding for the Old Loan for Refinancing in the Syndicate Account on the desired drawdown date. (However, the lender shall complete the procedures for remitting funds to the syndicate account by 11:00 a.m. on the desired drawdown date.) When such money is deposited into the Syndicate Account, the individual loan for the New Loan for Refinancing shall be deemed to have been executed for the entire amount of the Individual Loan Amount. However, even if the difference between the amount of the Individual Loan Amount and the amount equivalent to the unpaid principal of the Individual Loan for the Old Loan for Refinancing has been credited to the Syndicate Account by the lender, if interest on the Old Loan for Refinancing and other amounts other than the principal of the Old Loan for Refinancing that are payable by the lender to the respective borrowers on the requested date of execution are not paid by the Payment Date, then the amount of interest for the Old Loan for Refinancing and the principal of the Old Loan for Refinancing that are payable to the respective borrowers on the requested date of execution shall not be paid. If payment of the interest on the Old Loan and other amounts other than the principal of the Old Loan to be paid by the Borrower to each of the Lenders as of the relevant Desired Drawdown Date is not made by the Payment Date, the Individual Loan for the New Loan for Refinancing shall be deemed not to have been extended in full, and the Borrower shall immediately return the amount paid into the Syndicate Account on the Desired Drawdown Date to the Agent.

(ii) If the amount of the Individual Loan for the New Loan for Refinancing is equal to or less than the amount equivalent to the principal amount of the outstanding Individual Loan for the Old Loan for Refinancing. If the lender receives an application for the loan in accordance with Article 4 and does not give notice in accordance with Article 7, Paragraph 1, and if all of the conditions specified in each item of the preceding article are satisfied as of the desired drawdown date, the individual loan for the New Loan for Refinancing shall be deemed to have been extended for the entire amount of the Individual Loan Amount as of the time limit for payment of the Old Loan for Refinancing. However, if the difference between the amount equivalent to the principal of the outstanding amount of the individual loans for the Old Loan for Refinancing and the amount of the Individual Loan Amount, together with interest on the Old Loan for Refinancing and any other amounts other than the principal of the Old Loan for Refinancing payable by the borrower to the respective lender on the requested date of disbursement, are not paid by the Payment Time Limit, the individual loans for the New Loan for Refinancing shall not be disbursed.

(2) If the Loan is not made in whole or in part pursuant to the preceding paragraph, the Borrower shall immediately notify the Agent thereof. Upon receipt of such notice, the Agent shall promptly notify all Lenders thereof.

7. NON-DISBURSEMENT OF INDIVIDUAL LOANS

(1) A lender who decides not to execute an individual loan on the grounds that all or part of the conditions in Article 5 are not satisfied (hereinafter referred to as a “non-executing lender”) ) may notify the Borrower, all other Lenders and the Agent to that effect, with reasons attached, by 5:00 p.m. on the business day preceding the desired date of execution. However, if such notice is given and the individual loan is not executed despite the fulfillment of all the conditions in Article 5, the Non-Executing Lender shall not be exempt from liability for breach of loan obligations.

(2) If the Individual Loan that the Non-Performing Lender decided not to execute based on the preceding paragraph is based on an application for a New Refinancing Loan, the Borrower shall pay the amount equivalent to the principal of the unpaid amount of the Individual Loan that the Non-Performing Lender executed out of the Old Refinancing Loan in accordance with the main clause of Article 18(1) (the proviso of the same clause shall not apply).

(3) If the Non-Performing Lender fails to execute the Individual Loan, the Borrower shall pay liquidation money to such Non-Performing Lender for such failure to execute the Individual Loan. However, this shall not apply if the failure to execute the individual loan constitutes a breach of the lender’s loan obligation by the nonperforming lender.

(4) If the Borrower cancels a loan agreement pertaining to an Individual Loan based on the first sentence of Article 587-2(2) of the Civil Code after the application for the loan but before the execution of the Individual Loan pertaining to the application for the loan, the Borrower shall give notice to that effect to the Lenders and the Agent pertaining to the loan agreement to be cancelled. In this case, the Agent shall give notice to that effect to all other lenders promptly after receipt of said notice. In the event of such cancellation, the Borrower shall pay to the Lenders whose Loan Agreement has been cancelled the liquidated amount for the cancellation of such Loan Agreement.

(5) In the cases referred to in the preceding two paragraphs, such lender shall notify the Agent of the amount of such liquidation proceeds immediately after the commencement date of the liquidation proceeds calculation. The Agent shall notify the Borrower and the Guarantor thereof promptly after receipt of such notice. The Borrower shall pay such Liquidating Payment immediately upon receipt of such notice from the Agent.

8. LENDER’S DISCLAIMER

(1) In the event of an event of non-loanability with respect to a lender, the Agent shall immediately notify the borrower, guarantor, and all lenders of the occurrence of such event.

(2) If, after the notice under the preceding paragraph has been given, the majority lender (or the agent if the majority lender has difficulty in reaching its decision) determines that such event of loan default has been resolved, the agent shall immediately notify the borrower, guarantor, and all lenders that such event of loan default has been resolved.

(3) During the period of inability to lend, the loan obligation of all lenders shall be discharged.

9. INCREASED COSTS AND ILLEGALITY

(1) A Lender incurring Incremental Expenses may, by notice to the Borrower through the Agent, request the Borrower to bear the Incremental Expenses, and upon such request, the Borrower shall pay such Incremental Expenses to the Lender incurring such Incremental Expenses.

(2) If the execution and performance of this Agreement and the transactions contemplated thereunder are in violation of any law or regulation binding on either lender, such lender may, by giving notice to the borrower to that effect, (i) if the maintenance of the loan obligation, the making of the individual loans, or the financing for making the individual loans is held to be illegal (ii) if the maintenance of an individual loan that has already been executed is deemed illegal on the repayment date for the individual loan or on an earlier date, the lender may terminate the lender’s loan obligation as of the day before the date on which the individual loan is deemed illegal (however, if the deadline for repayment is stipulated in the relevant laws and regulations, etc.).

10. PRINCIPAL REPAYMENT

The Borrower shall pay the principal of the Loan in a lump sum on the maturity date thereof.

11. INTEREST

(1) Borrowers shall pay on the maturity date the total amount of interest calculated by multiplying the principal amount of each individual loan for each lender by the applicable interest rate and the actual number of days of the loan period.

(2) The method of calculating interest set forth in the preceding paragraph shall be one end of a post-drop and a daily prorated calculation based on a year of 365 days, with division made at the end and rounded down to the nearest one yen.

12. PREPAYMENT

(1) The Borrower may not repay all or part of the principal of the Loan prior to the maturity date (hereinafter in this Article referred to as “Prepayment”). Provided, however, that if pursuant to Article 9 or in accordance with the procedures set forth in the following paragraph, all lenders who have made the Loan to which the Borrower has given notice of its desire to make prepayment (hereinafter in this Article referred to as “Prepayment Lenders”) This shall not apply if the Borrower has obtained prior consent from the Lenders and the Agent.

(2) If the Borrower wishes to make an early repayment of the principal of the Loan, the Borrower shall provide (i) the date, repayment date and principal amount of the Loan for which the early repayment is desired, (ii) the principal amount for which the early repayment is desired (such amount shall be the entire principal balance of the Loan or 10,000,000 yen or more in increments of 1,000,000 yen) at least 15 business days prior to the date on which the early repayment is desired (hereinafter referred to as the “Desired Early Repayment Date”). If the principal amount for which prepayment is desired is not the entire principal balance of the relevant Loan, such amount shall be prepaid to the Prepayment Lender pro rata in proportion to the percentage of the principal balance of the individual Loan of the Prepayment Lender in respect of such Loan. (iii) With respect to the principal amount for which prepayment is desired, interest accrued up to the desired date of prepayment (including the same date) and (iv) to notify the Agent of the desired date of prepayment. The Agent shall immediately after receiving such notice from the Borrower notify such Prepayment Lenders of the details of (i) through (iv) hereof, and such Prepayment Lenders shall notify the Agent of their acceptance or rejection of such Prepayment at least 10 business days prior to the desired Prepayment Date. If such notice is not received by the Agent from any of the Prepayment Lenders at least 10 business days prior to the requested Prepayment Date, such Prepayment Lender shall be deemed not to have accepted such Prepayment. The Agent shall determine whether or not the prepayment is acceptable and notify the Borrower, the Guarantor and the Prepayment Lenders of such determination no later than eight business days prior to the requested prepayment date.

(3) If prepayment is accepted in accordance with the preceding paragraph, the Prepayment Lender shall notify the Borrower, the Guarantor and the Agent of the amount of the Liquidating Distribution for such prepayment at least two business days prior to the requested Prepayment Date. The Borrower shall pay the principal amount of the Loan to be prepaid, together with accrued interest and such liquidated damages, on the requested Prepayment Date.

13. LATE PAYMENT CHARGE

(1) In the event that the Borrower or the Guarantor delays in the performance of any of its obligations hereunder to the Lender or the Agent, the Borrower or the Guarantor shall, from the date on which such obligation is to be performed (including the same date) (hereinafter in this paragraph referred to as “obligation in arrears”) for the period from the date of performance of such obligation (including the same date) to the date of performance of all such obligations in arrears (including the same date) (hereinafter in this paragraph, “Delayed Performance Obligations”), the amount of the Delayed Performance Obligations shall be multiplied by 14% per annum (provided, however, that this is not contrary to laws and regulations, etc.).

(2) The method of calculating the amount of late payment as set forth in the preceding paragraph shall be calculated on a pro-rata basis with both ends and one year being 365 days, division being made at the end, and amounts less than one yen shall be rounded down.

14 COMMITMENT FEE

(1) The Borrower shall pay to the Lenders a commitment fee for each Commitment Fee Calculation Period in an amount equal to the average balance of the Unused Loan Amounts due to such Lender for such Commitment Fee Calculation Period multiplied by the Commitment Fee Rate on any date not later than five Business Days after the end of such Commitment Fee Calculation Period as Agent shall notify the Borrower and all Lenders. If an individual loan of a lender is extended or repaid or the maximum loan amount is modified pursuant to the provisions of Article 2.5, each unused loan amount of such lender on the date of such extension, repayment or modification shall be the increased or decreased amount of each unused loan amount as a result of such extension, repayment or modification. In cases where a loan agreement pertaining to an individual loan has been canceled pursuant to the first sentence of Article 587-2(2) of the Civil Code, the principal amount of said individual loan and the principal amount of an individual loan that the nonperforming lender has decided not to execute shall not be deducted from the maximum amount of loans in calculating the unused credit line of the lender for said individual loan. The Agent’s calculation of the Commitment Fee hereunder shall be final and binding, absent manifest error.

(2) Notwithstanding the provisions of the preceding paragraph, if the loan obligations of all lenders are discharged pursuant to Article 8.3, the Borrower shall not be obligated to pay commitment fees to all lenders corresponding to the period of such loan disability.

(3) Notwithstanding the provisions of paragraph (1) of this Article, the Borrower shall not be liable to any non-bank lender (meaning a lender registered under Article 3, paragraph (1) of the Money Lending Business Act. (Hereinafter the same shall apply in this paragraph.) (i) If the annual percentage rate of interest and commitment fee (calculated by the following formula) exceeds 15% as of the end of any Commitment Fee Calculation Period, the Company shall not be obligated to pay interest and commitment fee to such nonbank lender with respect to the portion of the interest and commitment fee calculated by the following formula that exceeds 15% as of the end of such Commitment Fee Calculation Period Formula: (Total commitment fees payable to the non-bank lender + interest and liquidation proceeds on all individual loans to the non-bank lender) / (Total average principal balance of all individual loans to the non-bank lender) x 365 / (Actual number of days of commitment fee calculation period) (%)

(4) The commitment fee under Paragraph 1 of this Article shall be calculated on a pro-rata basis with both ends and one year being 365 days, with divisions made at the end and rounded down to the nearest yen.

15. AGENT FEE

The Borrower shall pay the Agent Fee to the Agent as separately agreed between the Borrower and the Agent, for the performance of the Agent Services set forth in this Agreement.

16. EXPENSES; TAXES AND PUBLIC CHARGES

(1) All expenses (including attorneys’ fees) incurred by Lender or Agent in securing or performing its rights or performing its obligations under this Agreement and the related documents If the Lender or the Agent incurs any such costs on behalf of the Borrower, the Borrower shall pay the same as soon as it is invoiced by the Agent.

(2) All stamp taxes and other similar taxes and dues incurred in connection with the preparation, modification or execution of this Agreement and any documents related hereto shall be borne by the Borrower, and if the Lender or the Agent bears the same on behalf of the Borrower, the Borrower shall pay the same as soon as the Agent so requests.

17 GUARANTEES

(1) Guarantor hereby guarantees to each Lender and Agent, jointly and severally with Borrower, all present and future obligations of Borrower to each Lender and Agent under this Agreement. In addition, the guarantee by the Guarantor to each Lender as provided in this paragraph (the “Root Guarantee”) The Guarantor shall be liable for the performance of the principal, interest, penalties, damages and all other obligations subordinate to the principal obligation and the amount of any penalties or damages agreed upon with respect to the guaranteed obligation of each Guarantee, up to a maximum amount equal to the maximum loan amount of such Lender as of the date of execution of this Agreement. The Company shall be liable for the performance of the loan to the lender. In addition, with respect to the Guarantee Agreements relating to each of the Revolving Guarantees, the day following the Commitment Date (hereinafter referred to as the “Revolving Guarantee Principal Fixing Date”) shall be the Principal Fixing Date of such Guarantee. The Principal Fixing Date shall be the Principal Fixing Date of such Guarantee. Each Lender and Agent may demand performance of the Guarantee Obligations from the Guarantor without any right or demand to the Borrower, and if each Lender or Agent demands performance of the Guarantee Obligations from the Guarantor, such demand for performance shall also be effective against the Borrower. In the event that any payment by the Borrower already made under this Agreement is repudiated or otherwise cancelled or returned due to the Borrower’s liquidation, dissolution, commencement of bankruptcy proceedings, commencement of corporate reorganization proceedings, commencement of civil rehabilitation proceedings or similar proceedings, the Guarantor shall be liable for the obligation to guarantee such payment as if such payment had not been made.

(2) Guarantor shall not assert any claim against or otherwise contest any security or guarantee held by each Lender or Agent with respect to any and all present and future obligations of Borrower to each Lender and Agent hereunder, even if such security or guarantee is modified or released, in whole or in part, for the convenience of such Lender or Agent, unless such modification or release is not reasonably justified in light of socially accepted transactional practices. The Guarantor shall not make any claim for compensation against such Lender or Agent for any loss or damage suffered thereby.

(3) If any transaction is ongoing between the Borrower and any lender or agent (including but not limited to a lender or agent who has performed the obligation of guarantee), the Borrower shall not exercise any rights acquired from the lender or agent by subrogation based on the performance of such obligation of guarantee without the consent of all such lenders and agents during such ongoing transaction. The guarantor shall, upon request of the majority lender or agent, assign such right or ranking to the lender or agent designated by the majority lender or agent without charge.

(4) If the Guarantor guarantees any transaction between the Borrower and any Lender or Agent in addition to its guaranteed obligation under Paragraph 1 of this Article for such Lender or Agent, such guarantee shall not be modified in any way by the incurrence of a guaranteed obligation under Paragraph 1 of this Article. If the guarantor has made a revolving guarantee for such lender or agent with respect to a transaction between the borrower and any lender or agent with a limit amount, such limit amount shall be added to such lender’s loan limit amount. The same shall apply if the guarantor gives any future guarantee for the benefit of such lender or agent for any transaction between the borrower and any lender or agent.

(5) Guarantor will not assert any right of setoff, right of rescission or release which Borrower may have against each Lender or Agent or any other defense which Borrower may assert against each Lender or Agent.

(6) Pursuant to Article 458-2 of the Civil Code, the Guarantor may, upon request to each Lender through the Agent, request the Lenders to provide information as to whether or not the Lenders are in default with respect to the principal of the obligations relating to the Loan and interest, penalties, damages and all other items subordinate to such obligations and the balance thereof and the amount thereof which is due and payable. Each Lender shall, without delay after receipt of such request, notify such Guarantor, through its Agent, of the information requested to be provided.

(7) In the event that any lender or agent files a petition for liquidation of its guaranteed obligations in accordance with the Guidelines for Management Guarantees published by the Study Group on Management Guarantees (with the Japanese Bankers Association and the Japan Chamber of Commerce and Industry serving as secretariat) on December 5, 2013, all lenders and agents shall endeavor to respond in good faith to such liquidation in accordance with such Guidelines.

18. PERFORMANCE OF OBLIGATIONS OF THE BORROWER AND THE GUARANTOR

(1) The Borrower and the Guarantor shall, in order to repay their obligations under this Agreement, deposit the money for such repayment into the Agent’s account by the Payment Time Limit if the repayment date is specified in this Agreement, or immediately upon request from the Agent if the repayment date is not specified in this Agreement, to the extent not in violation of any laws or regulations. In such case, the performance of the obligation of the borrower or guarantor to the lender or agent shall be deemed to have occurred at the time of deposit in the agent’s account. However, if a New Loan for Refinancing is made in accordance with the proviso of Article 6, paragraph 1, item 1 based on the application under Article 4, paragraph 6, the time limit for payment of the principal of the unpaid amount of the Individual Loan for the Old Loan for Refinancing shall be extended until the time when the New Loan for Refinancing is supposed to be made under the proviso of Article 6, paragraph 1, item 1, and the principal obligations of the Individual Loan for Refinancing shall be deemed to have been performed at the time when the New Loan for Refinancing is made under the proviso of Article 6, paragraph 1, item 1. In addition, if the New Loan for Refinancing is extended pursuant to the provisions of Article 6, Paragraph 1, Proviso, Item 2, the principal amount of the Old Loan for Refinancing equivalent to the individual loan amount extended under the New Loan for Refinancing shall be deemed to have been paid as of the time the New Loan for Refinancing is supposed to have been extended.

(2) Except as otherwise provided in this Agreement, and contrary to the preceding paragraph, neither the Borrower nor the Guarantor shall pay directly to any Lender other than the Agent any of its obligations under this Agreement. The lender receiving such payment shall immediately pay the Agent the money received, and upon receipt of such money by the Agent, the lender shall be deemed to have performed its obligation with respect to such money. No Borrower or Guarantor shall perform its obligations hereunder by payment in lieu thereof without the prior consent of all Lenders and the Agent.

(3) Payments by the Borrower and the Guarantor under this Agreement shall be applied to the following obligations (however, with respect to the Guarantor, including the guarantee obligations with respect to the obligations of the Borrower listed in each item) However, in the event that a New Loan for Refinancing is executed based on the application under Article 4.6, the proviso of paragraph 1 of this Article shall prevail with respect to the principal obligations of the Individual Loan for the Old Loan for Refinancing.

(i) Expenses, etc. which are to be borne by the Borrower or the Guarantor under the Agreement and which are borne by the Agent on behalf of the Borrower or the Guarantor, agent fees, and late charges in relation to such expenses, etc.

(ii) Expenses, etc. which are to be borne by the Borrower or the Guarantor under the Agreement and which are to be paid to a third party

(iii) Expenses, etc. that are to be borne by the Borrower or the Guarantor under the Agreement and for which the Lender is acting on behalf of such Borrower or the Guarantor, and any related late payment damages

(iv) Delayed payments (excluding the delayed payments provided for in items (i) and (iii) of this paragraph) and liquidated damages

(v) Commitment fee

(vi) Interest on the Loan

(vii) Principal of the Loan

(4) In the event that the amount of the appropriation under the preceding paragraph is less than the amount of any item, the amount remaining after the appropriation to the first item (hereinafter referred to as “deficiency item”) shall be allocated proportionately to the amount of each individual payment obligation that has fallen due that is owed by the borrower or guarantor with respect to the deficiency item.

(5) Neither the Borrower nor the Guarantor shall deduct any taxes, dues, or other charges from the payment of its obligations under this Agreement, except as required by law or regulation. If the amount payable by the borrower or guarantor is subject to the deduction of taxes and public dues, etc., such borrower or guarantor shall pay the additional amount necessary to enable the lender or agent to receive the amount that would be received if no taxes and public dues, etc., were imposed on the lender or agent. In such case, such borrower or guarantor shall send directly to such lender or agent a certificate of tax payment issued by the Japanese tax authorities or other supervisory authorities for withholding tax within 30 days from the date of such payment.

19. DISTRIBUTION TO LENDERS

(1) If, after deducting the amounts equivalent to Items 1 and 2 of Paragraph 3 of the preceding Article from the amount paid by the borrower or guarantor pursuant to the preceding Article, there still remains any residual amount, the Agent shall immediately distribute such residual amount to the lender in accordance with the provisions of this Article.

(2) If (i) an order of provisional attachment, preservative attachment, or seizure pertaining to a loan claim or a claim for performance of a guarantee obligation is served on the borrower or guarantor prior to distribution by the agent to the lender under this Article, (ii) an assignment pertaining to a loan claim is made, or (iii) a third party payment is made, the rights and obligations among the borrower, guarantor, lender and agent shall be subject to the following provisions.

1,(a) the Agent completes the distribution to the Lender under this Article before receiving notice from the Borrower or Guarantor of service of an order of provisional attachment, temporary restraining order, or garnishment on the Loan Receivables or Guarantee Obligation Performance Claims under Article 21.1(5) or 21.2(3).

In this case, the agent shall not bear any responsibility for any damage, etc. incurred by the holder of provisional seizure, holder of provisional seizure, holder of right of seizure, borrower, guarantor, lender or any other third party as a result of such act of distribution by the agent, and such borrower or guarantor shall handle such matters at its own cost and responsibility. If the Agent suffers any damage or other loss as a result of such act of distribution, the borrower or guarantor concerned shall indemnify the Agent.

(b) if the Agent receives notice from the Borrower or the Guarantor, after the performance by the Borrower or the Guarantor of its obligations pursuant to Paragraphs 1 and 2 of the preceding Article and before completing the distribution to the Lenders under this Article, that the Agent has received service of an order of provisional attachment, provisional seizure or attachment under Article 21.1(5) or 21.2(3) with respect to the loan claim or the claim for performance of guaranteed obligation pertaining to such distribution.

In such case, (i) the Agent may withhold the distribution under this Article with respect to the money in respect of such notice or otherwise act in accordance with such other manner as the Agent deems reasonable. (ii) The Agent shall also distribute any money paid by such Borrower or Guarantor, other than money pertaining to such notice, in accordance with the method of appropriation set forth in Paragraphs 3 and 4 of the preceding Article. In the event that any action taken by the Agent pursuant to this paragraph (b)(i) or any act of distribution by the Agent pursuant to this paragraph (b)(ii) results in any loss or damage to the holder of a provisional attachment, the holder of a right of foreclosure, the borrower, guarantor, lender or other third party, the Agent shall not assume any liability relating thereto and such borrower or guarantor shall be responsible for handling the same at its own expense and responsibility. If the Agent suffers any damage or other loss as a result of such distribution response or distribution action, the borrower or guarantor concerned shall indemnify the Agent.

(c) The Agent receives notice from the Borrower or the Guarantor that the Agent has received service of an order of provisional attachment, provisional seizure or garnishment under Article 21(1)(v) or (2)(iii) prior to the performance by the Borrower or the Guarantor of its obligations pursuant to Paragraphs 1 and 2 of the preceding Article.

In such a case, the Agent shall distribute the claim pertaining to such notice as if it did not exist, in accordance with the method of appropriation provided for in Paragraphs 3 and 4 of the preceding Article. In the event that any act of distribution by the Agent causes any damage or other loss to the holder of provisional seizure, holder of provisional seizure, holder of foreclosure, borrower, guarantor, lender or any other third party, the Agent shall not bear any responsibility for such, and such borrower or guarantor shall be responsible for handling such at its own expense and responsibility. If the Agent suffers any damage or other loss as a result of such act of distribution, the borrower or guarantor concerned shall indemnify the Agent.

(ii) Where the assignor and the assignee jointly notify the Agent of the fact of the assignment pertaining to the loan claim in accordance with Article 30(1). In cases where a loan receivable is assigned in accordance with the provisions of Article 29, this item shall be applied by replacing the assignor with the assignee of status and the assignee with the assignee of status.

In such case, the agent shall immediately commence all administrative procedures necessary to treat the assignee as a creditor on such loan claim upon receipt of such notice, and the agent shall be excused from treating the previous lender as a valid lender until it personally notifies the borrower, guarantor, assignor, and assignee that such administrative procedures have been completed. In the event that the assignee or any other third party incurs any damages or losses as a result of such handling by the Agent, the Agent shall not bear any responsibility for such damages or losses, and the Borrower and the assignee of such loan receivables shall handle such matters at their own expense and responsibility. In the event that the Agent suffers any damage or other loss as a result of this item, the Borrower and the assignee(s) of said loan receivables shall jointly and severally compensate the Agent.

(iii) Where the third party who has made repayment pursuant to the provisions of Article 31(3) and the lender who has received such repayment jointly or the borrower or guarantor alone has notified the Agent of the fact of the third-party repayment in accordance with Article 31(3).

In such a case, the agent shall immediately commence all administrative procedures necessary to treat the right to indemnification acquired by the third party and the claim acquired through subrogation in the same manner as the loan claim pertaining to such repayment, after receiving either of such notices, and the agent shall be discharged if it treats the third party repayment as if it had not been made until it notifies the borrower or guarantor, the third party and the lender who received such third party repayment that such administrative procedures are completed. In the event that any damage or other loss is caused to the third party or any other third party as a result of such handling by the Agent, the Agent shall not bear any responsibility for such damage or loss, and the relevant borrower or guarantor and the lender who received such third-party reimbursement shall handle the matter at their own cost and responsibility. If the Agent suffers any damage, etc. as a result of this item, the said borrower or guarantor and the lender who received the said third-party reimbursement shall jointly and severally indemnify the Agent.

(3) Distributions by the Agent to the lenders shall be made in the order of Items 3 through 7 of Paragraph 3 of the preceding Article. In the event that there is a shortfall in the amount to be distributed, the allocation and distribution of such shortfall shall be in accordance with the provisions of Paragraph 4 of the preceding Article.

In this case, notwithstanding the provisions of Paragraphs 3 and 4 of the preceding Article, each lender may, at its discretion, determine the order and method of application of such distributed amount to the repayment of the obligations of the borrower and guarantor to such lender, and the borrower or guarantor shall not object to such determination. However, even if any lender makes an appropriation of repayments in an order different from that provided in Paragraphs 3 and 4 of the preceding Article, the Agent may deem that such lender has made an appropriation in accordance with Paragraphs 3 and 4 of the preceding Article, and thereafter the Agent may make a distribution to each lender on the assumption that all lenders have made an appropriation in accordance with Paragraphs 3 and 4 of the preceding Article, and so long as such distribution is made, the Agent shall not be liable for anything even if the amount so distributed differs from the amount appropriated by each lender.

(4) If the deposit provided for in Paragraph 1 of the preceding Article by the Borrower or the Guarantor is delayed beyond the time limit for payment, the Agent shall not be obligated to make the distribution provided for in Paragraph 1 of this Article on the same day.

In such case, the Agent shall make such distribution immediately after receiving payment from such lender or guarantor, and any loss or damage incurred by either lender or Agent as a result thereof shall be borne by such lender or guarantor.

(5) If the Agent’s request is made and such request is based on reasonable grounds, the Lender receiving such request shall immediately notify the Agent the amount of its claim hereunder against the Borrower or the Guarantor (including the breakdowns).

In such case, the obligation to make the distribution provided for in paragraph 1 of this Article shall accrue to the Agent at the time all such notices reach the Agent. If any damage or other loss is incurred by either lender or the Agent as a result of the delay in giving such notice without reasonable cause, the lender who failed to give such notice shall be liable for such damage or loss.

(6) The Agent may (but is not obligated to) make distributions to lenders by way of advances. Such replacement payment shall not constitute performance of any obligation of the Borrower or the Guarantor. If a replacement payment is made and the borrower or guarantor fails to fulfill its obligations under such replacement payment by the payment deadline, the lender who has received a distribution by way of replacement payment under this paragraph shall return the amount so replaced to the agent as soon as the agent requests the return of the amount so replaced. In addition, the lender shall pay to the agent the replacement cost of such replacement payment in proportion to the amount of the replacement payment received, immediately upon request from the agent. If the lender pays such replacement cost to the agent, the borrower or guarantor shall indemnify such lender for such replacement cost. In addition, if the Agent has completed the procedure for the advance payment of the distribution to the Lender prior to receiving notice from the Borrower or the Guarantor of the service of an order of provisional attachment, temporary restraining order, or garnishment under Article 21.1(5) or (2)(iii). In the event that any damage or other loss is caused to the holder of provisional attachment, the holder of provisional attachment, the holder of foreclosure, the borrower, the guarantor, the lender or any other third party as a result of the Agent’s advance payment of such distribution, the Agent shall not bear any responsibility for such damage or loss, and such borrower or guarantor shall be responsible for handling the same at its own expense and responsibility. If the Agent suffers any damage, etc. (including, but not limited to, any money not returned or paid in the event that the Lender specified in the third and fourth sentences of this paragraph fails to return or pay any money due to the Agent from the Lender as provided in the third and fourth sentences of this paragraph) arising out of the making of the advance of such distribution, such Borrower or Guarantor shall indemnify the Agent.

20. BORROWER’S REPRESENTATIONS AND WARRANTIES

(1) Borrower represents and warrants to Lender and Agent that the following statements are true and correct on the date of execution of this Agreement, on the Commitment Commencement Date and at each point in time when individual loans are made.

(i) Establishment and Survival

The Borrower shall be a stock company legally incorporated and currently in existence in accordance with the laws of Japan.

(ii) Internal Procedures, etc.

The execution and performance by the Borrower of the Agreement and the transactions contemplated thereunder are within the scope of the Borrower’s corporate purposes, and the Borrower has completed all procedures required by law, the Borrower’s articles of incorporation and other internal regulations with respect thereto.

(iii) Compliance with Laws and Regulations.

The execution and performance by the Borrower of this Agreement and the transactions contemplated thereby (a) will not be contrary to any law or regulation binding on the Borrower, (b) will not be contrary to the Articles of Incorporation or other internal rules of the Borrower, and (c) will not be contrary to any contract to which the Borrower is a party or by which the Borrower or its property is bound.

(iv) Lawful Authority.

The person signing or affixing his/her name and seal to this Agreement on behalf of the Borrower is authorized to sign or affix his/her name and seal to this Agreement on behalf of the Borrower in accordance with the procedures required by law, the Borrower’s Articles of Incorporation and other internal regulations.

(v) Validity.

This Agreement is lawful, valid, binding and enforceable against the Borrower in accordance with its terms and conditions.

(vi) Financial Documents, etc. (Reports, etc.)

The financial statements, etc. (or, if the Borrower is obligated by law or regulation to audit such financial statements, etc. or has otherwise conducted an audit, the audited financial statements, etc.) (or if the Borrower has prepared reports, etc., the reports, etc.) prepared by the Borrower are accurate and legal in light of accounting standards generally accepted in Japan.

(vii) Accuracy of Information.

Any material changes in the information provided by Borrower to Lender or Agent with respect to this Agreement that could materially affect Borrower’s or Guarantor’s performance of its obligations under this Agreement.

(viii) Absence of Litigation, etc.

No litigation, arbitration, administrative proceeding or other dispute has been commenced or is likely to be commenced against the Borrower that has or is likely to have a material adverse effect on the performance of the obligations under this Agreement.

(ix) Absence of Any Cause for Forfeiture of the Benefit of Time, etc.

Absence of events prescribed in each item of Article 22(1) or (2), or events constituting such events due to the passage of notice or the passage of time or both, have not occurred and are not likely to occur.

(Ⅹ) Non-Applicability to Anti-Social Forces

The Borrower shall not fall under the category of Anti-Social Forces.

(Ⅺ) Accuracy and Sufficiency of Information Provided to the Guarantor

Pursuant to Article 465-10, Paragraph 1, of the Civil Code, the Borrower shall provide the Lenders or the Agent with information on (a) the status of the Borrower’s assets and income and expenditure, (b) the existence, amount and status of performance of any obligations under this Agreement owed by the Borrower to the Lenders or the Agent (hereinafter in this item, the “Principal Obligations”) and (c) if the Borrower has provided or intends to provide any other security for its principal obligations, that it has provided accurate and sufficient information to the Guarantor with respect to the nature and content of such security.

(2) Guarantor represents and warrants to Lender and Agent that the following statements are true and correct on the date of execution of this Agreement, on the Commitment Commencement Date, and at each point in time when individual loans are made.

(i) Capacity of Rights, Intentional Capacity and Capacity to Act

The Guarantor shall have the capacity to enter into this Agreement and to perform its obligations under this Agreement, and the Guarantor shall have the capacity of right, will and act.

(ii) Transactions Based on Free Will

The execution and performance of this Agreement by the Guarantor and transactions based thereon are based on the free will of the Guarantor.

(iii) Compliance with Laws, etc.

The execution and performance by the Guarantor of this Agreement and the transactions contemplated thereby (a) shall not be contrary to any law or regulation binding on the Guarantor, and (b) shall not be contrary to any agreement with any third party to which the Guarantor is a party or which binds the Guarantor or its property.

(iv) Validity.

This Agreement is lawful, valid, binding and enforceable against the Guarantor in accordance with its terms and conditions.

(v) Accuracy of Information.

No changes have occurred that could materially affect the Borrower’s or Guarantor’s performance of its obligations under this Agreement with respect to information provided by Guarantor to Lender or Agent with respect to this Agreement.

(vi) Absence of Lawsuit, etc.

No litigation, arbitration, administrative proceeding or other dispute has been commenced or is threatened with respect to the Guarantor which has or may have a material adverse effect on the performance of its obligations under this Agreement.

(vii) Absence of Cause for Forfeiture of the Benefit of Time, etc.

Absence of events prescribed in each item of Article 22(1) or (2), or events constituting such events due to the passage of notice or the passage of time or both, have not occurred and are not likely to occur.

(viii) Non-Applicability to Antisocial Forces

The Borrower shall not fall under the category of Anti-Social Forces.

(ix) Applicability of Exceptions to Notarization of Declaration of Intention to Guarantee

The Guarantor must be one of the persons specified in each item of Article 465-9 of the Civil Code as of the date of execution of this Agreement.

(Ⅹ) Accuracy and Sufficiency of Information Provided to the Guarantor

Pursuant to Article 465-10, Paragraph 1, of the Civil Code, the Borrower shall provide the Lenders or the Agent with information on (a) the status of the Borrower’s assets and income and expenditure, (b) the existence, amount and status of performance of any obligations under this Agreement owed by the Borrower to the Lenders or the Agent (hereinafter in this item, the “Principal Obligations”) and (c) if the Borrower has provided or intends to provide any other security for its principal obligations, that it has provided accurate and sufficient information to the Guarantor with respect to the nature and content of such security.

21. COVENANTS OF BORROWER AND GUARANTOR

(1) Borrower’s Covenants

(i) Reporting The Borrower shall ensure that the following (a) through (m) are carried out at its own expense.

(a) Events of Forfeiture of the Benefit of Termination of Loan, etc.

If any event specified in each item of Article 22.1 or Article 22.2 or any event constituting such event has occurred or is likely to occur due to the passage of time or notice or both, immediately report to all Lenders and the Agent to that effect.

(b) Financial Statements, etc. (Reports, etc.)

If the Borrower prepares any Financial Statements, etc., it shall promptly submit copies of such Financial Statements, etc. to all Lenders and the Agent. However, if the Borrower prepares a report, etc., a copy of the report, etc. shall be submitted to all Lenders and the Agent promptly after submission to the Director of the Finance Bureau having jurisdiction, in lieu of a copy of the relevant financial statements, etc. In the event that the Borrower conducts electronic disclosure of the Report, etc. through the Electronic Disclosure for Investors (EDINET), which is an electronic disclosure system for disclosure documents such as securities reports under the Financial Instruments and Exchange Act (electronic data processing system for disclosure as stipulated in Article 27-30-2 of the Financial Instruments and Exchange Act), a copy shall be deemed to have been submitted at the time such disclosure was made. If any Lender or Agent requests a copy of the Report or other documents, the Borrower shall promptly submit such copy to such Lender or Agent. In addition, when preparing such financial statements, etc. (however, in the event that the Borrower prepares reports, etc., the reports, etc.), they shall be prepared accurately and legally in accordance with accounting standards generally accepted in Japan, and when required by law to be audited, such financial statements, etc. shall be audited as necessary.

(c) Compliance Status Report

If the Borrower prepares any financial statements or reports, etc. for any fiscal period ending on or after the date of execution of this Agreement, promptly submit to all Lenders and the Agent a document in the form of Exhibit 3 attached to this Agreement that enables the Agent to confirm compliance with each of the provisions set forth in Item 2 of this Section and Section 31.2 of this Agreement.

(d) Property, Management or Business Conditions, etc.

Immediately upon request of Agent or any Lender through Agent, report to all Lenders and Agent the property, management or business affairs of Borrower and its Subsidiaries and Affiliates, or the property, income or borrowings of any Guarantor, and to provide such other information as may be necessary to enable Agent to make such investigation.

(e) Changes in Property, Management or Business Conditions, Litigation, etc.

Changes occur in the assets, management, or business conditions of the Borrower or its subsidiaries or affiliates, or in the assets, income, or borrowing conditions of the Guarantor or the passage of time is likely to cause such change or if any litigation, arbitration, administrative proceeding or other dispute is commenced against the Borrower or the Guarantor that materially affects or is likely to materially affect the performance of the obligations under this Agreement; or here is a risk that such event may occur or be initiated immediately inform all Lenders and Agents of any such event.

(f) Breach of Representations and Warranties.

If any of the items of Paragraph 1 or Paragraph 2 of the preceding Article are found to be untrue, immediately report to all Lenders and Agents to that effect.

(g) Resignation, Death, etc. of Guarantor.

Immediately report to all Lenders and the Agent in the event of the Guarantor’s resignation from the position of Representative Director of the Borrower, the Guarantor’s death, or the Guarantor’s whereabouts becoming unknown.

(h) Copies of Tax Returns.

If the Borrower has filed a tax return for each fiscal year ending on or after the date hereof, a copy of such tax return shall be furnished to all Lenders and the Agent within four months after the last day of such fiscal year.

(i) Trial Balance.

Prepare a non-consolidated trial balance of the Borrower with the last day of September 2022 as the initial preparation base date and the last day of the interim period of each fiscal year of the Borrower as the preparation base date, and submit such trial balance to all Lenders and the Agent promptly after disclosure of the financial statements, etc. for such interim period (but if reports, etc. have been prepared, the reports, etc.)

(j) Schedule of Outstanding Loans and Inventory by Financial Institution

A list of the Borrower’s outstanding loans by financial institution (including, but not limited to, the amount of the loan, the start date of the loan, the repayment date, and the use of the funds), with the last day of September 2022 as the first preparation base date and the last day of each month as the preparation base date and prepare an inventory statement, and submit such statement of outstanding loans by financial institution and inventory statement to all lenders and the Agent by the 15th day of the second month following the month in which such preparation record date falls (or, if such 15th day falls on a non-business day, the business day immediately following such day).

(k) Accounts Receivable Details

Prepare a statement of accounts receivable for the borrower’s top 20 accounts receivable balances with the end of March, June, September, and December of each year, using the end of September 2022 as the initial preparation base date; and submit such accounts receivable statements to all Lenders and Agents by the 15th day of the second month following the month in which such preparation record date falls (or, if such 15th day falls on a non-business day, the business day immediately following such day)

(l) Reports on Loans

Prepare a document in the form of Exhibit 4 attached to this Agreement reporting compliance with the items specified in Item 3(h) of this paragraph, with the last day of August 2022 as the initial preparation record date and the last day of each month as the record date for preparation; and submit such documents to all Lenders and the Agent by the 15th day of the second month following the month in which such record date for preparation falls (or, if such 15th day falls on a non-business day, the business day immediately following such business day)

(m) Listing Approval.

Notify all Lenders and Agents promptly after such listing approval is obtained for the Borrower’s Shares.

(ii) Restrictions on Pledging of Collateral.

The Borrower will not provide collateral for obligations incurred by the Borrower, the Guarantors or any third party without the prior consent of all Lenders and the Agent. However, this shall not apply in cases falling under either (a) or (b) below.

(a) When pledging assets to be acquired as collateral for a loan for the purpose of acquiring assets.

(b) Acquisition of assets for which security interests have already been established (including acquisition of assets for which security interests have already been established in connection with a merger, company split, or business transfer).

(iii) Other Covenants

The Borrower shall ensure that the following (a) through (i) are complied with.

(a) Maintain the necessary permits, etc. to operate the principal business and continue the business in compliance with all laws and regulations.

(b) Not to change the nature of the principal business.

(c) Except as otherwise required by law or regulation, to treat all payments of any and all obligations hereunder as not subordinated to the payment of other unsecured and unsubordinated obligations (including secured loans that will be under-recovered even after the collateral is realized and disposed of), and to treat such obligations as at least of equal priority to the payment of all other unsecured and unsubordinated obligations.

(d) without the consent of all Lenders and the Agent, any reorganization (within the meaning of Section 2.26 of the Companies Act) of the Borrower or any subsidiary or affiliate of the Borrower that has or may have a material adverse effect on the Borrower’s or Guarantor’s performance of its obligations under this Agreement a merger, demerger, share exchange, share transfer, business. Assignment of all or a part of its assets to a third party (including assignment for the purpose of sale and leaseback). A capital reduction, or an acquisition of all or part of the material business or assets of a third party (excluding, however, an acquisition made in connection with a reorganization relating to the listing of the Borrower’s shares). None of the above shall be conducted.

(e) Not to fall under the category of antisocial forces

(f) Not engage in antisocial activities by themselves or through the use of third parties

(g) The aggregate amount of the Borrower’s non-consolidated working capital borrowings outstanding at the end of September 2022 and at the end of each month thereafter shall not exceed 9 billion yen. For purposes of this paragraph (g), “Working Capital Borrowing” means a borrowing the use of which is for working capital as shown on the Schedule of Outstanding Borrowings by Financial Institution as of the record date for the preparation of which is the last day of the relevant calendar month, as submitted by the Borrower to all Lenders and the Agent pursuant to this paragraph 1(j).

(h) the aggregate principal amount of all individual outstanding loans of all lenders at the end of September 2022 and at the end of each month thereafter (including the total amount of individual loan disbursements of all Lenders for the Loan with such desired disbursement date and excluding the total amount of unpaid principal of individual loans for the Old Refinancing Loan of all Lenders with such desired disbursement date) The principal amount of the Loan (excluding the Loan procured through the Loan) and the principal balance of the Borrower’s borrowings for working capital purposes (excluding the Loan) as of the date hereof should not exceed the sum of the Borrower’s cash and cash equivalents, accounts receivable and inventories on such date less the amount of accounts payable.

(i) Without the prior consent of all Lenders and the Agent, no new revolving line of credit agreements (including, without limitation, commitment line of credit agreements and special overdraft agreements the same shall apply hereinafter in this (i)).

(iv) Financial Restrictions

(a) The Borrower shall ensure that the amount of net assets on the non-consolidated balance sheet of the Borrower as of the end of each fiscal year of the Borrower shall be at least 75% of the amount of net assets on the non-consolidated balance sheet of the Borrower as of the end of the fiscal year immediately preceding such fiscal year, respectively. The first fiscal year subject to compliance with this (a) shall be the fiscal year ending March 2023.

(b) The Borrower covenants that it will not incur any ordinary loss with respect to ordinary income or loss on the Borrower’s stand-alone statement of income for each of the Borrower’s fiscal years. The first fiscal year subject to compliance with this paragraph (b) shall be the fiscal year ending March 2023.

(c) The Borrower shall ensure that the amount of interest-bearing debt on the Borrower’s non-consolidated balance sheet (The total amount of “short-term borrowings,” “long-term borrowings,” “current portion of long-term borrowings,” “bonds payable,” “current portion of bonds payable,” “bonds with stock acquisition rights,” “current portion of bonds with stock acquisition rights,” “commercial paper” and “discounted notes” in the relevant balance sheets) as of the end of each fiscal year divided by the amount of net assets on the Borrower’s non-consolidated balance sheet as of the end of such fiscal year shall be maintained between 0 and 2.5, respectively.

(v) Notice of Seizure, etc.

Upon service of an order of provisional seizure, temporary restraining order, or seizure with respect to a loan claim, the borrower shall immediately notify all lenders to that effect through its agent, together with a copy of said order.

(2) Guarantor’s Covenants

(i) Reporting

The Guarantor shall undertake to perform the following (a) through (e) at its own expense.

(a) Grounds for Forfeiture of the Benefit of Time, etc.

If any event specified in each item of Article 22.1 or Article 22.2 or any event constituting such event has occurred or is likely to occur due to the passage of notice or time or both, to immediately report to all lenders and the Agent to that effect.

(b) Property, Management or Business Status.

Immediately upon request of Agent or any Lender through Agent, report to all Lenders and Agent the property, management or business affairs of Borrower and its Subsidiaries and Affiliates or the property, income or borrowings of any Guarantor, and provide Agent with such information as may be necessary to investigate such matters. Provide them with the benefit of such investigation.

(c) Changes in Property, Management or Business Conditions, Litigation, etc.

If there has been a material change in the assets, management, or business conditions of the Borrower or its subsidiaries or affiliates, or in the assets, income, or borrowing conditions of the Guarantor, or if such a change is likely to occur over time; or immediately inform all Lenders and Agents of the commencement or threatened commencement of any litigation, arbitration, administrative proceeding or other dispute with respect to any Borrower or Guarantor that materially affects or may materially affect the performance of its obligations under this Agreement.

(d) Breach of Representations and Warranties.

If any of the items of Paragraph 1 or Paragraph 2 of the preceding Article are found to be untrue, immediately report to all Lenders and Agents to that effect.

(e) Resignation of Representative Director Position.

Immediately inform all Lenders and Agents of any resignation from the position of Representative Director of any Borrower.

(ⅱ) Other Covenants

The Guarantor shall ensure that the following (a) through (d) are complied with.

(a) Except as otherwise required by law or regulation, to treat the payment of any and all obligations under this Agreement as not subordinated to the payment of other unsecured and unsubordinated obligations (including secured loans that will be under-recovered even after the collateral is realized and disposed of), but at least in the same order of priority as such obligations.

(b) Without the consent of all Lenders and the Agent, assign to any third party all or any part of the Guarantor’s assets or acquire all or any part of the material assets of any third party which will or may have a material adverse effect on the Borrower’s or the Guarantor’s performance of its obligations under this Agreement.

(c) Not to fall under the category of antisocial forces

(d) Not engage in antisocial activities by themselves or through the use of third parties

(iii) Notice of Seizure, etc. If a guarantor receives service of an order of provisional seizure, provisional attachment, or seizure with respect to a claim for performance of a guaranteed obligation against the guarantor, the guarantor shall immediately notify all lenders to that effect through the agent, together with a copy of said order.

22. GROUNDS FOR FORFEITURE OF THE BENEFIT OF TIME LIMIT

(1) In the event of the occurrence of any one of the following events, the Borrower shall, without notice or demand from the Lenders or the Agent, immediately pay the principal of and interest and liquidated damages on the Loan and all other amounts payable by the Borrower and the Guarantors hereunder, and the loan obligations of all the Lenders shall be terminated.

(i) Where the Borrower or the Guarantor has ceased to make payments, or where a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other similar legal liquidation proceedings (including similar petitions filed outside Japan) has been filed. (Including similar petitions filed outside Japan).

(ii) If the Borrower passes a resolution of dissolution or receives an order of dissolution (excluding cases where the Borrower is dissolved as a result of an absorption-type merger or incorporation-type merger)

(iii) The Borrower discontinues its business

(iv) If the Borrower or the Guarantor is subject to a suspension of transactions by a clearing house or by the Zengin Electronic Claims Network, Inc. or equivalent action by another electronic claims recording institution

(v) Where an order or notice of provisional seizure or provisional seizure (including similar procedures outside Japan) has been dispatched to the borrower or guarantor, or a judicial decision ordering execution of a provisional seizure or seizure has been made

(2) If any one of the following events occurs, upon notice by the Agent to the Borrower and the Guarantors at the request of any of the Majority Lenders, the Borrower shall forfeit all of its obligations hereunder to all Lenders and the Agent and immediately pay the principal of and interest and liquidated damages on the Loan and all other amounts due and owing to the Borrower and the Guarantors under this Agreement, and the loan obligations of all Lenders shall be extinguished. In the event that the Agent gives such notice to the Borrower, the Agent shall, without delay (but at the latest within two months from the date on which the Borrower loses the benefit of time under this paragraph), notify the Guarantor that the Borrower has lost the benefit of time.

(i) If the Borrower or the Guarantor defaults in the performance of all or any part of its monetary obligations to either Lender or Agent, whether or not such obligations are monetary obligations under this Agreement.

(ii) If any of the items of Article 20, Paragraph 1 and Paragraph 2 are found to be untrue.

(iii) Except for Item (i) hereof, the occurrence of a breach of any of the Borrower’s or Guarantor’s obligations hereunder (provided, however, that if such breach is curable, such breach has occurred and has not been cured for more than 10 business days).

(iv) Where an order or notice of seizure, provisional seizure, provisional seizure or provisional disposition (including similar procedures outside Japan) is issued with respect to the subject matter of the collateral pledged to the lender by the borrower or guarantor.

(v) If the Borrower loses the benefit of time with respect to the Bonds issued by the Borrower.

(vi) If the Borrower or the Guarantor defaults in the performance of all or part of its monetary obligations other than the monetary obligations under this Agreement or loses the benefit of time with respect to such obligations or in the event that the Borrower or the Guarantor delays the performance of all or part of its guarantee obligation for a debt owed by the Borrower or the Guarantor to a third party, even though the obligation to perform the guarantee has accrued.

(vii) If the Borrower suspends its business or receives a disposition of business suspension, etc. from a competent governmental agency, etc.

(viii) When a petition for specified mediation is filed with respect to the borrower or guarantor.

(ix) If the guarantor resigns from the position of representative director of the borrower, if the guarantor dies, or if the whereabouts of the guarantor become unknown and a successor guarantor is not promptly added.

(x) If the sum of all voting rights held by the Guarantor and the Guarantor’s spouse, children and father, directly or indirectly, against the Borrower, becomes less than one-half of the total voting rights of the Borrower’s outstanding shares.

(xi) Except for the preceding items, when the condition of the borrower’s or guarantor’s business or assets has deteriorated or is likely to deteriorate and it is deemed necessary for the preservation of claims.

(3) If the notice set forth in the preceding paragraph to the Borrower is delayed or not received due to the fault of the Borrower or the Guarantor the Borrower shall be deemed to have forfeited all of its obligations under this Agreement at the time when such obligations would ordinarily become due and payable to the Borrower, and the principal of the Loan and all interest and liquidated damages and all other amounts payable by the Borrower and the Guarantor hereunder shall be immediately paid, and the loan obligations of all Lenders shall be extinguished.

(4) If a lender becomes aware of the occurrence of any of the events specified in Items 1.1 through 1.4 of this Article or any of the items of Paragraph 2 of this Article, the lender shall immediately notify the Agent of such occurrence, and the Agent shall notify all other lenders of the occurrence of such event. If any of the events specified in Paragraph 1.5 of this Article occurs, and the lender who is the obligor of the claim pertaining to such event becomes aware that such event has occurred, such lender shall notify the borrower, guarantor, all other lenders and agents of the occurrence of such event. In addition, upon receipt of notice from either lender that any of the events specified in each item of Paragraph 1 of this Article has occurred with respect to the Borrower, the Agent shall promptly notify the Guarantor that the Borrower has forfeited the benefit of time due to the occurrence of such event. The Agent shall not assume any liability for failing to give such notice to the Guarantor if it has not received such notice from the Lender.

(5) In the event that the Borrower loses the benefit of term of an individual loan, the Lender shall notify the Agent of the amount of the liquidation proceeds for such loss of term immediately after the commencement date of the liquidation proceeds calculation, and the Agent shall notify the Borrower and the Guarantor thereof promptly after receipt of such notice. Notwithstanding the provisions of the first sentence of this paragraph, the lender shall, upon the commencement of bankruptcy proceedings, rehabilitation proceedings, reorganization proceedings, special liquidation or other similar legal liquidation proceedings against the borrower or thereafter, notify the borrower and the guarantor directly of the amount of such liquidation proceeds. The Borrower shall pay such liquidation proceeds immediately upon receipt of notice thereof from the Agent (or, in the case provided in the second sentence of this paragraph, such Lender).

23. SET-OFF, EXERCISE OF FLOATING SECURITY INTERESTS

(1) If the borrower or guarantor is required to perform any obligation to any lender or agent by reason of the arrival of the due date, forfeiture of the benefit of the due date or otherwise, such lender or agent shall　(i) Notwithstanding the provisions of Article 18.2, any claim hereunder against such Borrower or Guarantor may be set off against any deposit obligation, insurance policy obligation or other obligation of such Lender or Agent to such Borrower or Guarantor, regardless of the maturity of such obligation, and　(ii) The borrower or guarantor may receive refunds of deposits on behalf of the borrower or guarantor and apply them to the repayment of obligations without prior notice and without following the prescribed procedures. The interest rate or rate of charge shall be calculated in accordance with the provisions of the contract pertaining to such interest rate or rate of charge, and the foreign exchange rate shall be the rate at the time of the calculation as reasonably determined by the lender or agent concerned.

(2) Notwithstanding the provisions of Article 18.2, the Borrower or the Guarantor may set off such claims against the obligations hereunder that have become due and payable to such Lenders or Agents only when it is necessary to preserve claims with respect to deposit claims, claims under insurance contracts or other claims that have become due and payable that such Borrower or Guarantor has against any Lender or Agent. In such case, such borrower or guarantor shall give notice of setoff to such lender or agent and promptly submit to such lender or agent the certificate of deposit claims, claims under insurance contracts, and other claims set off, as well as the passbook bearing the seal of registration. In the case of such setoff, interest, late charges, etc. on claims and debts shall be calculated as if such claims and debts were extinguished on the date of arrival of such setoff notice, and the interest rate or charge rate shall be in accordance with the provisions of the contract pertaining to such interest rate or charge rate, and the foreign exchange rate shall be the rate at the time of calculation reasonably determined by the lender or agent in question.

(3) If the Borrower or the Guarantor is obligated to perform an obligation to any Lender or Agent due to the arrival of the due date, forfeiture of the benefit of time or other cause, such Lender or Agent may, notwithstanding the provisions of Article 18(2), enforce (including subrogation and collection by receipt of payment in kind or by voluntary disposition thereof with the assets on which such permitted security interest has been created) any permitted security interest.

(4) Notwithstanding the provisions of Article 18.2, in the event that the Borrower or the Guarantor is required to perform its obligations to any Lender or Agent due to the arrival of the due date, forfeiture of the benefit of time or any other reason, such Lender or Guarantor shall, upon giving prior notice to Agent, sell the assets subject to the permitted security interest with such Lender or Agent as the security interest holder, at its option, pursuant to an agreement with such Lender or Agent．The money received may be paid directly to such lender or agent in performance of its obligations hereunder, or the assets subject to an acceptable security interest in which such lender or agent is a security interest holder may be paid in lieu thereof in performance of its obligations hereunder pursuant to an agreement with such lender or agent, and such payment shall be deemed performance of its obligations hereunder.

(5) If, for reasons not attributable to the lender, the principal of an individual loan of such lender is repaid or offset prior to the due date of such individual loan, (including, but not limited to, cases where the principal of the Individual Loan is extinguished by setoff in accordance with Paragraph 1 of this Article and cases where the guarantor’s guarantee obligation with respect to the principal of such Individual Loan is paid or setoff. The same shall apply hereinafter in this paragraph)　and the reapplied interest rate for the individual loan so repaid or offset is less than the applicable interest rate for such individual loan, then, except as otherwise provided herein, the borrower shall pay to such lender, on the same day that such repayment or offset is made, the liquidation amount for such repayment or offset.

(6) In the event of a setoff or an appropriation of payment pursuant to Paragraph 1 or Paragraph 2 of this Article, or in the event of an exercise of a permitted security interest pursuant to Paragraph 3 of this Article, or in the event of a voluntary sale or substitute payment of assets subject to a permitted security interest pursuant to Paragraph 4 of this Article, the lender with respect to Paragraphs 1 and 3 of this Article, or the relevant borrower or guarantor with respect to Paragraphs 2 and 4 of this Article shall promptly notify the Agent of the details thereof. If any damage or other loss is incurred by either Lender or the Agent as a result of any delay in giving such notice without reasonable cause, such damage or loss shall be borne by the Lender who failed to give such notice or by such Borrower or Guarantor.

24. ARRANGEMENTS AMONG LENDERS AND AGENTS

(1) If the obligations of the Borrower or the Guarantor under this Agreement to any of the Lenders are extinguished without complying with the provisions of Articles 18 and 19 (excluding, however, cases where a setoff or an allocation of payment has been made pursuant to the provisions of Paragraph 1 or Paragraph 2 of the preceding Article) (such lender shall hereinafter be referred to as the “extinguished lender” in this paragraph). Except as otherwise provided in this Agreement, all Lenders and Agents shall, in order to achieve the same result as if the payment had been made in accordance with the provisions of Articles 18 and 19 and the obligations to the Lenders and Agents had been extinguished, assign or receive claims in accordance with the following provisions, or take other appropriate measures to coordinate their activities. In the event that all Lenders and the Agent cannot agree on such assignment or transfer of the Receivables or other appropriate measures, all Lenders shall follow such measures as the Agent shall determine in its discretion. However, if an assignment of the Receivables is contemplated as part of the adjustment between the Lenders and the Agent as provided in this paragraph (including, but not limited to, the case provided in item (ii) of this paragraph) ), the lender who is the assignee of such claim may refuse such assignment. Even if such assignment is refused, such assignment shall be deemed to have been made for the purpose of calculating the unused credit limit amount.

(i) Assuming that the amount pertaining to the extinguishment of such obligation had been paid to the Agent in accordance with the provisions of Article 18(1) at the time of the extinguishment of such obligation, the Agent shall identify the other lenders and the Agent (hereinafter in this paragraph referred to as “other lenders, etc.”) under Article 18 and Article 19.

(ii) The extinguished lender shall purchase from the other lender, etc. the portion of the claims of the other lender, etc. identified by the agent in accordance with the provisions of the preceding item, which is equivalent to the amount calculated by the agent in accordance with the provisions of the preceding item, at par value.

(iii) When the purchase of the claim set forth in the preceding item is made, the other lender, etc. that sold the claim shall, at its own expense, give notice to the borrower or guarantor concerned by a deed with a definite date as provided for in Article 467 of the Civil Code promptly after the sale of such claim.

(2) Notwithstanding the preceding paragraph, in the following cases, no adjustment is made between lenders and agents as provided in the preceding paragraph and only the relevant lender shall receive repayment.

(i) In the event of the execution of an allowable security interest by the lender

(ii) If, as a result of compulsory execution by a third party or an auction for the exercise of a security interest, the lender receives payment of a claim held by the lender against the borrower or guarantor under this Agreement in connection with the permitted security interest

(iii) When the obligations of the Borrower or the Guarantor under the Agreement are extinguished as a result of a setoff or an allocation of payment in accordance with the provisions of Paragraph 1 or Paragraph 2 of the preceding Article

(iv) if a voluntary sale of the assets subject to the permitted security interest with the lender as security interest holder takes place in accordance with the provisions of Paragraph 4 of the preceding article and the money received is paid directly to such lender to satisfy its obligations under this Agreement, or if the assets subject to the permitted security interest with the lender as security interest holder are paid in substitution and the obligations hereunder to such lender are extinguished

25. RIGHTS AND DUTIES OF THE AGENT

(1) The Agent shall, on behalf of all Lenders, perform the Agent’s duties and exercise such powers and exercise such authority as the Agent deems ordinarily necessary or appropriate in the performance of the Agent’s duties. Agent shall have no obligations other than those expressly set forth in the respective provisions of this Agreement and shall not be liable for any failure by Lender to perform its obligations under this Agreement. In addition, the Agent shall be an agent of the Lender and shall not be an agent of the Borrower or the Guarantor unless otherwise specified.

(2) Agent may rely on communications, documents and papers (including loan applications received from Borrowers by facsimile in accordance with the provisions of Article 4.1) which it believes to be true and correct and which are signed or stamped with the name and seal of an appropriate person and delivered by such person. The Agent may also act in reliance on the written opinions and explanations of experts reasonably appointed by the Agent to the extent necessary in connection with this Agreement.

(3) The Agent shall exercise due care as a good manager in discharging its duties and exercising its authority as set forth herein.

(4) Neither Agent nor any of its directors, employees or agents shall be liable to any Lender for any act or omission under or in connection with this Agreement unless such act or omission is willful or grossly negligent. The lender shall not be liable for any liabilities and damages, etc. (including, but not limited to, expenses incurred to prevent the Agent from suffering damages or losses and expenses incurred to recover damages or losses (including attorney’s fees)) incurred by the Agent in the performance of its obligations under this Agreement. However, if the agent also serves as a lender, the lender other than the agent shall be deemed to be a lender that is an agent from the above costs to the lender’s participation ratio (provided, however, that after the termination of all lenders’ loan obligations, the ratio of the total principal amount of such lender’s individual outstanding loans to the total outstanding loans as of such time shall be the ratio of such lender’s total outstanding loans to the total principal amount of such lender’s individual outstanding loans. The same shall apply hereinafter). (However, when there is a lender who is unable to fulfill said compensation obligation, the ratio shall be the ratio obtained by dividing the participation ratio of the lender who is an agent by the total participation ratio of all lenders excluding said lender) The lender shall jointly and severally compensate the agent for the remaining amount after deducting the portion of the burden calculated in accordance with the following formula.

(5) The Agent shall, upon the direction of the Majority Lender, act in accordance with such direction so long as it is lawful to do so, and in such case the Agent shall not be liable to the Borrower, the Guarantor or the Lender for any consequences resulting from such action.

(6) The Agent shall be deemed not to have had knowledge of the existence of such event unless it has received from the Borrower, the Guarantor or the Lender an event specified in each item of Article 22.1 or each item of Article 22.2, or a notice or the passage of time, or both, to the effect that an event constituting such event exists.

(7) The Agent makes no warranty as to the validity of this Agreement or the matters expressed herein, and the Lenders shall enter into this Agreement and conduct the transactions contemplated herein at their own discretion after examining the creditworthiness of the Borrower and the Guarantor and other necessary matters based on documents and information deemed appropriate by the Agent.

(8) If the Agent is also a lender, its rights and obligations as a lender hereunder shall be the same as those of any other lender, notwithstanding the Agent’s obligations hereunder.

In addition, the Agent may enter into generally acceptable banking arrangements with the Borrower or the Guarantor outside of this Agreement. The Agent shall not be obligated to disclose to other Lenders any information concerning the Borrower or the Guarantor obtained in transactions outside of this Agreement (information received from the Borrower or the Guarantor shall be deemed to have been obtained in transactions outside of this Agreement, unless it is expressly indicated that such information was sent pursuant to this Agreement) to other Lenders, and shall not be obligated to distribute to other Lenders any money paid by such Borrower or Guarantor in transactions outside of this Agreement with the Borrower or Guarantor.

(9) The calculation of the Individual Loan Amount and the amount to be distributed to lenders pursuant to Article 19 shall be made by the lender designated by the Agent (hereinafter in this paragraph referred to as “Fractional Accrual Lender”．However, if the agent also serves as the lender, the lender who also serves as the agent shall be the fractional aggregate lender.) The distribution amount to a lender other than the agent shall be rounded down to the nearest yen, and the distribution amount to a fractional cumulative lender shall be the total distribution amount minus the distribution amount to the other lender. Fractional amounts less than one yen required under this Agreement shall be treated in a manner deemed appropriate by the Agent, except in this case.

(10) The determination of the rate of interest, loan term and repayment date, and any other determinations contained in any notice given by Agent to Borrower, Guarantor or Lender, and the amounts payable hereunder, shall be binding upon Borrower, Guarantor and Lender as if fixed, in the absence of manifest error.

(11) If Agent receives any notice to be communicated by Borrower or Guarantor hereunder to Lenders, Agent shall promptly notify all Lenders of the contents thereof, and if Agent receives any notice to be communicated by Lenders hereunder to Borrower, Guarantor, or any other Lender, Agent shall promptly notify Borrower, Guarantor, or all Lenders, respectively, of the contents thereof. Documents obtained and kept by the Agent from the Borrower, or the Guarantor shall be made available for inspection by the Agent for the benefit of the Lenders during normal business hours of the Agent.

26. RESIGNATION AND DISMISSAL OF THE AGENT

(1) The procedure for the resignation of an Agent shall be as follows

(i) An Agent may resign by giving notice to all Lenders, Borrowers and Guarantors. However, such resignation shall not be effective until a successor Agent is appointed and accepts office.

(ii) If the notice referred to in the preceding item is given, the majority lender shall appoint a replacement agent with the consent of the borrower.

(iii) On the date on which the notice referred to in item (i) of this paragraph is given (including the same date). If no successor agent has been appointed by the majority lender, or if the person appointed by the majority lender has not consented to the appointment, within 30 days of the date of the notice, the agent in office may, with the consent of the borrower, appoint a successor agent in place of the majority lender.

(2) The procedure for the dismissal of an agent shall be as follows

(i) A multiple lender may remove an agent by giving notice to all other lenders, borrowers, guarantors and agents. However, such removal shall not take effect until a successor agent is appointed and accepts the appointment.

(ii) If the notice referred to in the preceding item is given, the majority lender shall appoint a replacement agent with the consent of the borrower.

(3) In the event that the person appointed as the successor agent pursuant to paragraph 1 of this Article or the preceding paragraph accepts the appointment, the predecessor agent shall deliver to the successor agent the complete set of documents in its custody as agent under this Agreement and shall provide all necessary cooperation to enable the successor agent to fulfill its responsibilities as agent under this Agreement.

(4) The successor Agent shall succeed to the rights and obligations under this Agreement held by the predecessor Agent, and the predecessor Agent shall be relieved of all obligations assumed as Agent upon the appointment of the successor Agent. However, each provision of this Agreement shall remain in full force and effect with respect to any acts (including omissions) of the predecessor agent during his/her term of office.

(5) Notwithstanding the provisions of the preceding four paragraphs, an agent may resign as agent by agreement with the majority lender if any of the following events occur．In the event of the resignation of an Agent pursuant to this Section, the resigning Agent shall promptly notify the Borrower and the Guarantor thereof, and the Borrower or the Guarantor shall not object to such resignation. The resignation of an Agent pursuant to this paragraph shall not relieve the Borrower of its obligation to pay Agent Fees already incurred.

(i) If a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation or other similar legal liquidation proceedings (including similar petitions filed outside Japan) is filed against the Borrower

(ii) When the Borrower has failed to pay the Agent Fees and has not paid them within a reasonable period of time despite a demand for such payment with a reasonable period of time specified.

27. CLARIFICATION OF THE INTENTION OF THE MAJORITY LENDERS

(1) The procedures for rallying the intent of the majority lender shall be as follows.

(i) If the lender determines that an event has occurred that requires instructions by the majority lender as provided herein, the lender may notify the Agent of its request to rally the intentions of the majority lender.

(ii) Upon receipt of the notice in the preceding item, the Agent shall promptly notify all lenders of its intention to rally the intentions of the majority lenders.

(iii) Upon receipt of the notice in the preceding item, the lender shall make its own decision on the said cause and notify the Agent of the details of its decision within five business days.

(iv) In the event that the majority lender’s declaration of intent is made pursuant to the preceding three items, the Agent shall promptly notify the borrower, guarantor, and all lenders of the contents of such declaration as an instruction by the majority lender.

(2) In addition to the preceding paragraph, the Agent may notify all lenders of its intention to rally the intentions of the majority of lenders if it determines on its own that an event has occurred that requires rallying the intentions of the majority of lenders. The procedures after such notification shall be in accordance with the provisions of items 3 and 4 of the preceding paragraphs.

28. AMENDMENT TO THIS AGREEMENT

(1) This Agreement shall not be modified without the written agreement of the Borrower, the Guarantors, all Lenders and the Agent.

(2) Notwithstanding the provisions of the preceding paragraph, if an agent resigns pursuant to Article 26.5 and a successor agent is not immediately appointed by agreement of the majority lender, this Agreement may be amended by written agreement of the majority lender and the agent (but if the agent has already resigned, the majority lender) to the extent reasonably necessary to allow each lender to exercise its rights individually. The party that modifies this Agreement in accordance with the provisions of this paragraph shall notify the other parties to this Agreement of such modification without delay.

29. ASSIGNMENT OF THIS AGREEMENT

(1) The Borrower will not assign its position or rights and obligations under this Agreement to any third party without the prior consent of all Lenders, Guarantors and the Agent.

(2) The Guarantor shall not transfer its position or rights or obligations under this Agreement without the prior consent of the Borrower, all Lenders and the Agent.

(3) The Lender has obtained the prior consent of all other Lenders, Borrowers, Guarantors and Agents (this shall not apply to the assignment of loan claims as provided in Article 24 or Article 30) and all of the positions under this Agreement and the rights and obligations associated with them may be transferred to a third party only if all of the following requirements are met (partial transfer of positions under this Agreement and the rights and obligations associated with them is not permitted). (In this Article, the lender making such assignment shall be referred to as the “assignee of status” and the person receiving such assignment shall be referred to as the “assignee of status”).In such cases, the assignor and assignee of status shall jointly send a notice of assignment of status to the agent with copies of the authorizations of all other lenders, borrowers, guarantors, and the agent. All other lenders, borrowers, guarantors and agents may not refuse such consent without reasonable cause, and the Agent shall notify all lenders of any such assignment.

(i) If the loan claim or any other claim stipulated in this Agreement against the Borrower held by the assignee of status is assigned to the assignee of status as a result of such assignment, the Borrower’s consent shall include consent to the assignment of such claim, and a definitive assignment date shall be obtained with respect to such consent.

(ii) The transferee of title is a qualified transferee.

(iii) The amount of interest paid by the borrower or the guarantor to the assignee of the relevant status will not increase in accordance with the provisions of Article 18, Paragraph 5 due to withholding taxes, etc. arising as a result of such assignment. (Except in the case where the lender transfers its position under the Agreement to an overseas subsidiary or affiliate of the lender due to the lender’s discontinuation of its loan business in Japan)

(4) The transferee of status shall bear all expenses, etc. incurred as a result of the transfer in accordance with the preceding paragraph. In addition, the transferee of status shall pay to the Agent 500,000 yen, together with consumption tax and local consumption tax, as consideration for the administrative procedures related to such transfer by the date of such transfer.

30. ASSIGNMENT OF LOAN RECEIVABLES

(1) Except as otherwise provided in this Agreement, the Lenders may assign all of the Loan Receivables and other claims under this Agreement (partial assignment of Loan Receivables is not permitted) only if all of the following requirements are met. The assignor and assignee shall, as of the date of such assignment, fulfill the requirements for third party and debtor counterparties with respect to such assignment, and in such case, the assignor and assignee shall immediately notify the guarantor and agent of such assignment under their joint names. Such notice shall be given by sending a notice of assignment of claims to the Guarantor and the Agent. In the event of an assignment of a claim under this paragraph, the assignee shall be treated as the lender in the application of the respective provisions of this Agreement with respect to such claim.

(i) to be bound by each of the relevant provisions of the Agreement with respect to the receivables transferred by the transferee (and further, the transferee shall not assume any loan obligations)

(ii) The transferee is a qualified transferee.

(iii) The amount of interest paid by the borrower or guarantor to such transferee will not increase in accordance with the provisions of Article 18, Paragraph 5 due to withholding tax, etc. arising from such transfer (except where the lender makes a transfer to an overseas subsidiary or affiliate of such lender due to such lender’s discontinuation of its lending business in Japan).

(2) The transferor shall bear all expenses incurred as a result of the transfer in accordance with the preceding paragraph. In addition, the transferor shall pay to the agent 500,000 yen, together with consumption tax and local consumption tax, as compensation for administrative procedures, etc. related to said transfer by the date of said transfer.

(3) In the event of an assignment pursuant to paragraph (1) of this Article, the unused credit limit shall be calculated as if such assignment had never been made.

(4) If any lender assigns a loan claim or any other claim under this Agreement that does not satisfy the requirements set forth in this Agreement (hereinafter in this Article referred to as an “Unauthorized Assignment,” the assignee in an Unauthorized Assignment is referred to as the “Unauthorized Assignee,” the assignee is referred to as the “Assignor” and the claim subject to assignment is referred to as the “Assigned Claim”). ), it shall be sufficient for the borrower, guarantor, other lenders, and agent to handle the claim as provided in the following items or otherwise on the assumption that the unauthorized assignment is not made and that the unauthorized assignor continues to be a creditor with respect to the assigned claim, and they shall not be liable for any damages, etc. arising therefrom.

(i) Even when the Agent has received a notice of the fact of assignment pertaining to a loan claim, the Agent shall not be required to perform the administrative procedures prescribed in Article 19(2)(ii) if said assignment is an unauthorized assignment.

(ii) As long as the unauthorized assignor has the authority to receive payment of the unauthorized assigned claim pursuant to Article 466, Paragraph 3 of the Civil Code, payment for the unauthorized assigned claim shall be received by the agent to whom the exercise of such authority is delegated by the unauthorized assignor under this Agreement and, unless otherwise provided in this Agreement, direct payment to the unauthorized assignor or unauthorized assignee shall not be deemed performance of obligations under this Agreement and the provisions of Article 18, Paragraph 2 shall apply. Distributions by the agent under Article 19 regarding payment on unauthorized assignee claims shall be made to the unauthorized assignor. The Borrower waives its right to terminate the delegation of the exercise of authority provided for in this item and does not assign its right to claim distribution against the Agent. In the event that the Borrower or the Guarantor receives a demand from the Unauthorized Assignee to fulfill its guaranteed obligation with respect to the Unauthorized Assigned Claim or the Unauthorized Assigned Claim, the Borrower and the Guarantor shall immediately notify the Agent of such fact.

(iii) The definition of “majority lender” applies as if the unauthorized transferee has an unauthorized assigned claim, and the unauthorized transferee is bound by the decision made by such majority lender. The unauthorized transferee may also, by agreement of the unauthorized transferee, modify this Agreement in accordance with Article 28.1, and the unauthorized transferee shall be bound by the terms of such modification of the Agreement.

(5) Notwithstanding the provisions of Article 23(1), an unauthorized assignee shall not make a setoff or an allocation of payment with respect to an unauthorized assigned claim. The unauthorized transferee and the unauthorized assignee shall handle disputes arising out of the unauthorized transfer at their own expense and responsibility, and if the borrower, guarantor, other lenders or agent suffers any damage or other loss arising out of the unauthorized transfer, the unauthorized transferee shall indemnify such borrower, such guarantor, other lenders or agent against such damage or loss.

(6) No other lender, guarantor or agent shall lose the benefits provided in the preceding two paragraphs even if the borrower consents to the unauthorized assignment, unless it consents to such unauthorized assignment itself.

31. COLLECTION FROM THIRD PARTY

(1) Except as provided in Section 3 of this Article, with respect to the obligations of the Borrower or the Guarantor hereunder, no third party other than the Borrower (except for the Guarantor defined as the Guarantor hereunder) shall, without the prior consent of all Lenders and the Agent, be No repayment by the Agent shall be permitted.

(2) The Borrower shall, from and after the date of execution of this Agreement and unless otherwise approved in advance by all the Lenders and the Agent, provide guarantees (including physical guarantees) to the extent that the obligations of the Borrower under this Agreement are secured obligations, except for guarantees provided by the Guarantors under this Agreement (However, this excludes revolving guarantees and physical guarantees that are secured by a revolving guarantee.) and not to have any third party assume any of its obligations under this Agreement or the performance of such obligations.

(3) The Lender shall not be liable for the repayment of any obligation of the Borrower or the Guarantor under this Agreement from a third party (excluding the Guarantor defined as the Guarantor under this Agreement) by receiving repayment of the obligation with such third party as the obligor or by the execution of a security interest created by the physical guarantor, by repayment with money received from a voluntary sale of assets covered by a security interest created by the physical guarantor or by payment in substitution by the assets covered by a security interest created by the physical guarantor, unless all of the following requirements are satisfied. If a lender receives repayment from a third party pursuant to the provisions of this paragraph, such lender shall immediately notify the Agent of such repayment jointly with such third party, and the borrower and guarantor shall each independently notify the Agent of the fact of such repayment. The provisions of Article 18.2 shall not apply to the receipt of repayment pursuant to the provisions of this paragraph, and no adjustment shall be made between the Lender and the Agent as provided in Article 24.1 with respect to the extinguishment of the obligations hereunder of the Borrower or the Guarantor upon receipt of such repayment.

(i) In exercising any right of indemnity acquired as a result of such payment and any claim acquired in subrogation to the lender or the guarantor, the third party agrees in writing that such right of indemnity and any claim acquired in subrogation shall be treated in the same manner as a claim pertaining to such payment and that such third party shall be bound by each provision of this Agreement to the extent of such right, and such written agreement shall be submitted to the Agent on behalf of the lender and the Agent.

(ii) The third party is a Qualified Assignee and is not a subsidiary or affiliate of the Borrower, or the Borrower is not a subsidiary or affiliate of such third party.

(iii) If such repayment is the repayment of a debt pertaining to a loan claim, the full amount of such loan claim is to be repaid.

(iv) Withholding tax, etc. is incurred as a result of such repayment, and the amount of interest payable by the borrower or guarantor to the third party is not increased in accordance with the provisions of Article 18, Paragraph 5.

In cases where a third party exercises a right of exoneration or acquires a loan claim in subrogation, the acquisition of said right of exoneration or said acquisition in subrogation shall be deemed to be an assignment of the loan claim under the provisions of the preceding Article, and the provisions of paragraphs 2 and 3 of said Article shall apply mutatis mutandis.

32. TERMINATION OF THIS AGREEMENT

The loan obligations of all lenders shall be extinguished upon the occurrence of any of the following events. In such case, the Borrower shall pay all obligations hereunder immediately (or, with respect to the Borrower’s obligations with respect to the Commitment Fee in the event of an event under Item 1 or Item 3 of this Article and the Borrower’s obligations with respect to the Loan not yet due and payable in the event of an event under Item 3 of this Article, on the due date for payment of such obligations). The relevant provisions of the Agreement shall remain in effect until the Borrower and the Guarantor have completed the performance of all their obligations under the Agreement.

(i) If the Commitment Period expires

(ii) Where the Borrower has forfeited the benefit of time pursuant to the provisions of Article 22

(iii) If the Borrower terminates its loan obligations in accordance with the provisions of Article 2.5.

33. GENERAL PROVISIONS

(1) Confidentiality

The Borrower and the Guarantor shall not object to the disclosure of the following information

(i) in the event of a notice of non-disbursement of individual loans pursuant to Article 7.1, or in the event of the occurrence of any event specified in any item of Article 22.1 or Article 22.2, or any event constituting such event by notice or lapse of time or both, or in the event that a majority of the lenders are required to make a declaration of intent pursuant to Article 27 to disclose to each other, to the extent reasonably necessary, information concerning the Borrower or any Guarantor and transactions with the Borrower or any Guarantor obtained by the Lender and Agent in connection with this Agreement or any other agreement

(ii) In the event of an assignment of status under Article 29 or an assignment of loan claims under Article 30, information concerning this Agreement shall be disclosed to the assignee (including an assignee of status as defined in Article 29) on the condition that the lender obligates the other party to maintain confidentiality. Information related to the Agreement as used herein means information relating to the credit of the Borrower and the Guarantor obtained in connection with the Agreement, the details of the Agreement and information incidental thereto, and the details of the loan receivables subject to assignment and information incidental thereto and does not include information relating to the credit of the Borrower or the Guarantor obtained in connection with agreements other than the Agreement.

(iii) Disclosure by the Lenders or the Agent of information relating to this Agreement in response to orders, guidance, or requests by Applicable Laws, administrative, judicial, or other relevant government agencies, central banks, or self-regulatory organizations in or outside Japan, and disclosure of information relating to this Agreement to lawyers, judicial scriveners, certified public accountants, auditing corporations, tax accountants, rating agencies, or other professionals who are required to disclose such confidential information in the course of their duties, to the extent reasonably necessary.

(iv) Disclosure by the account opening bank for the Syndicate Account to the Lenders and the Agents of information regarding the account statements for the Syndicate Account, if deemed necessary for the preservation or exercise of the Lenders’ or the Agents’ claims. In addition, the information obtained by the lender and the agent from the bank where the account was opened shall be disclosed to third parties to the extent reasonably necessary.

(2) Risk assumption, indemnification and compensation

(i) If any document furnished by the Borrower or the Guarantor to either Lender or the Agent is lost, destroyed, or damaged due to an event, disaster, or other unavoidable circumstances, such Borrower or Guarantor shall, after consultation with the Agent, perform its obligations under this Agreement based on the books, vouchers, and other records of such Lender or Agent. In addition, such Borrower or Guarantor shall promptly prepare and furnish to such Lender, through its Agent or Agents, substitute documents if requested by such Lender, through its Agent or Agents.

(ii) If there is any accident such as forgery, alteration or theft of the seal, etc., in connection with a transaction in which the Lender or the Agent has checked the signature or seal impression of the representative of the Borrower or the agent of the Borrower or the Guarantor used for transactions under this Agreement with due care and found no difference from the signature or seal impression provided by such Borrower or Guarantor in advance, and if any damage or loss is caused by such accident, such Borrower or Guarantor shall bear the burden thereof.

(iii) The Borrower or the Guarantor has violated any provision of this Agreement or any of the items of Article 20.1 or 20.2 is untrue (including the matters stipulated in Article 20.1.10 or 20.2.8 are untrue, the Borrower has violated the provisions of Article 21.1.3(e) or (f), or the Guarantor has violated Article 21.2.2(c) or (d)) (Hereinafter in this item, “Breach of Borrower’s Obligations, etc.”). The Borrower or the Guarantor shall not make any claim against the Lender or the Agent even if the Borrower or the Guarantor incurs any damage or other loss as a result of the Lender’s or the Agent’s performance of any of the following acts. In addition, any damage, etc. incurred by either lender or agent due to a breach of the borrower’s or other obligation, etc. or due to the lender’s failure to provide compensation under Article 25, Paragraph 4 shall be borne by the borrower or guarantor concerned.

(3) Severability of this Agreement.

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be impaired or affected.

(4) Headings.

The headings in this Agreement are for convenience of reference only and do not in any way affect the meaning or interpretation of this Agreement.

(5) Relationship with the Banking Agreements

With respect to this Agreement and the transactions hereunder, in the event of any inconsistency between the provisions of this Agreement and any bank transaction agreement or other comprehensive written agreement regarding financial transactions separately submitted to the lender by the borrower or guarantor or separately executed between the borrower or guarantor and the lender (hereinafter in this paragraph, “Transaction Agreements, etc.”), the provisions of this Agreement shall prevail.

(6) Notices, etc.

(i) All notices, reports, requests, offers, acceptances, instructions and other communications required or permitted under this Agreement (hereinafter in this paragraph referred to as “Notices, etc.”) shall be in writing and shall be addressed to the Agent (or, if addressed to the Agent, to the Agent’s contact address set forth in Schedule 1 attached hereto)　by the other party, as the recipient, in any of the following methods (a) through (d). Each party to this Agreement may change the contact person by sending a notice of change of contact person to the Agent.

(a) In-person delivery

(b) Registered mail or courier service

(c) Facsimile communications

(d) Exchange mail (limited to notices between lenders and agents)

(ii) The effective time of the Notice, etc. set forth in the preceding item shall be, in the case of facsimile transmission, the time when the receipt of the Notice, etc. is confirmed by the sender’s facsimile transmitter, or in the case of other methods, the time when the Notice, etc. is actually received.

(7) Changes in Notified Matters

(i) The lender, borrower and guarantor shall promptly notify the Agent of any change in their trade name, name, representative, agent, signature, seal, address or any other matters notified to the Agent.

(ii) If any notice given under this Agreement is delayed or not received due to failure to file the notification in the preceding item, it shall be deemed to have been received at the time when it should normally have been received.

(8) Payment of Funds.

Fees and other charges for payments made under this Agreement from either party to the other party to this Agreement shall be borne by the party making the payment.

(9) Calculation

In the absence of any other explicit provision for calculation in this Agreement, calculations shall be made on a daily basis, with the last division being made at the end of the year and any fraction less than one yen being rounded down to the nearest one yen.

(10) Notarization.

The Borrower and the Guarantor shall, whenever requested by the Majority Lender or the Agent, commission a notary public to take the necessary procedures for the acknowledgment of the obligations under the Indenture and for the preparation of a notarial deed with the language of approval of compulsory execution for the obligations under the Indenture. The cost of preparation of such notarial deed shall be borne by said lender or guarantor.

(11) Governing Law and Agreed Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall have non-exclusive jurisdiction over any disputes arising in connection with this Agreement.

(12) Language

This Agreement shall be prepared in Japanese and shall be the original.

(13) Matters to be Discussed

If any matter is not provided for in this Agreement or if any question arises between the parties concerning the interpretation of this Agreement, the Borrower, the Guarantor and the Lenders shall consult with each other through the Agent.

As evidence of the execution of this Agreement, one original of this Agreement shall be prepared and signed by or affixed the name and seal of the Borrower, the Guarantor, each Lender and the representative or representative’s agent of the Agent and shall be kept by the Agent. The Borrower, Guarantor and each Lender shall receive a copy from the Agent.

Particular Table 1

(Party List)

１．Borrower	Yoshitsu Co., Ltd
２．Guarantor	Mei Kanayama
３．Agent	MUFG Bank, Ltd.
４．Lenders

Financial institutions	Commitment Amount
MUFG Bank,LTD.	1.3 Billion yen
MUZUHO Bank,LTD.	1.55 Billion yen
Resona Bank, Limited.	1.0 Billion yen
SUMITOMO MITSUI BANKING CORPORATION	0.9 Billion yen
The Iyo Bank,Ltd.	0.5 Billion yen
The Chiba Bank, Ltd.	0.4 Billion yen
The Tokyo Star Bank, Limited	0.4 Billion yen
Sumitomo Mitsui Trust Bank, Limited	0.4 Billion yen
THE ASHIKAGA BANK, LTD	0.3 Billion yen
Suruga Bank Ltd.	0.3 Billion yen
THE BANK OF KOCHI, LTD.	0.3 Billion yen
THE TOKUSHIMA TAISHO BANK LTD	0.3 Billion yen
THE TOWA BANK,LTD.	0.2 Billion yen
Kansai Mirai Bank, Limited	0.1 Billion yen
THE HACHIJUNI BANK,LTD.	0.1 Billion yen
The Kita-Nippon Bank, Ltd.	0.05 Billion yen
Toei shinkin bank	0.05 Billion yen
total	8.15 Billion yen